UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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CONSOL ENERGY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONSOL ENERGY®

FUEL THE WORLD FOR A BETTER TOMORROW

2019 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS — MAY 8, 2019

1000 CONSOL Energy Drive, Suite 100

Canonsburg, Pennsylvania 15317

Telephone (724) 416-8300

Dear Fellow Stockholder:

On behalf of the entire Board of Directors of CONSOL Energy Inc. (CEIX), we invite you to attend CEIX’s second Annual Meeting of Stockholders. The Annual Meeting will be held on May 8, 2019, at 8:00 a.m. Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart Room (CD), 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

You will be asked to vote on several items at the Annual Meeting, including the election of our Class II directors, ratification of the appointment of our independent registered public accounting firm, and advisory approval of our 2018 executive compensation program. Detailed information about the director nominees, including their specific experience and qualifications, begins on page 10 of the proxy statement. Information about our independent registered public accounting firm begins on page 13 of the proxy statement. Our Compensation Discussion and Analysis, which explains our 2018 compensation decisions, begins on page 20 of the proxy statement. We encourage you to read the proxy statement carefully for more information.

During our first full calendar year as an independent publicly traded coal company, we adopted a new mission statement: To improve lives and communities by safely and compliantly producing affordable, reliable energy and profitably growing through innovative technology and perseverance. We achieved our key strategic and financial priorities of improving our balance sheet, returning capital to our stockholders, and improving our rate of returns through our disciplined capital allocation process. To do so, we capitalized on rising seaborne coal markets to secure a large multi-year export contract for our Pennsylvania Mining Complex (PAMC) as well as a take-or-pay contract at our CONSOL Marine Terminal (CMT). As domestic markets improved later in the year, we opportunistically secured several longer-term contracts with our key top-performing power plant customers in the Northern Appalachian rail market. Our two operating assets, the PAMC and the CMT, both had record-breaking 2018 performance. The PAMC produced 27.6 million tons of coal, representing a new record and its third consecutive year of production growth, and the CMT achieved a new annual revenue record. We also made significant improvements on the safety front. On a year-over-year basis, we reduced our total recordable incident rate at the PAMC by 13.5% and reduced our total number of exceptions by 12.1%. The CMT continued its outstanding safety performance, with zero incidents and a 100% compliance record during 2018. Overall, we generated $413.5 million in net cash provided by operations and $248 million in free cash flow net to CEIX stockholders*, de-levered the balance sheet by 0.7x, and allocated capital to a basket of higher-return areas to help boost our year-end 2018 return on capital employed to 15%.

Looking forward, our strategic priorities are very clear. We are focused on: (a) generating free cash flow, which will be used to reduce debt and increase equity value, (b) selectively pursuing growth opportunities that diversify our product mix and market reach and increase our value per share, (c) improving stockholder returns by being rate of return-driven in our capital allocation process, (d) returning capital to stockholders through dividends and buybacks and (e) embracing technology and other productivity-enhancing techniques to safely and compliantly increase our product margins. Our goal is to deliver strong and consistent financial performance for our stockholders throughout the commodity cycles via return-focused capital allocation and the safe, compliant operation of a well-capitalized portfolio of assets.

We are making our proxy materials for the Annual Meeting available to you via the Internet. We hope that this offers you convenience while allowing us to reduce the number of copies that we print.

Your vote is important to us. We hope that you will participate in the Annual Meeting, either by attending and voting in person or by voting as promptly as possible through the Internet, by telephone or by completing and mailing a proxy card (following the process as further described in the proxy statement). Detailed instructions on “How to Vote” begin on page 7.

If you plan to attend the Annual Meeting in person, please bring a valid government-issued photo identification. If your shares are held in the name of a bank, broker or other nominee, please also bring with you a letter (and a legal proxy if you wish to vote your shares) from your bank, broker or nominee confirming your ownership as of the record date.

Thank you for your investment in CEIX, and we hope you will be able to join us at this year’s Annual Meeting.

*	See reconciliation of free cash flow net to CEIX stockholders (non-GAAP) to net cash provided by operations (GAAP) in Appendix A of the proxy statement.

Sincerely,

William P. Powell Chair of the Board	James A. Brock President & CEO

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	May 8, 2019
TIME:	8:00 a.m. Eastern Time
PLACE:	Hyatt Regency Pittsburgh International Airport Earhart Room (CD) 1111 Airport Boulevard Pittsburgh, Pennsylvania 15231
AGENDA:	1.	To elect two Class II directors for a three-year term;
	2.	To ratify the appointment of Ernst & Young LLP as CEIX’s independent registered public accounting firm for the fiscal year ending December 31, 2019;
	3.	To approve, on an advisory basis, the compensation paid to our named executive officers in 2018, as reported in this Proxy Statement; and
	4.	To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.
RECORD DATE:

By resolution of the Board of Directors, we have fixed the close of business on March 11, 2019 as the record date for determining the stockholders of CEIX entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

INFORMATION ABOUT THE MEETING: We are delivering our proxy materials to stockholders via the Internet. On March 27, 2019, we mailed a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to holders of record as of the record date, and posted our proxy materials on the website referenced in the Internet Notice. The Internet Notice explains how to access the proxy materials and our 2018 Annual Report, free of charge, through the website described in the Internet Notice. The Internet Notice and website also provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail for this meeting and on an ongoing basis. You may vote in person or through any of the acceptable means described in the Proxy Statement. Instructions on how to vote begin on page 7.

March 27, 2019 Martha A. Wiegand General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

of Stockholders to be Held on May 8, 2019:

The Proxy Statement, 2018 Annual Report, Notice of Annual Meeting of Stockholders and related materials are available free of charge at www.edocumentview.com/CEIX or may be obtained by contacting the Investor Relations department at the address and phone number on page 6 of the Proxy Statement.

– 2019 Proxy Statement

PROXY SUMMARY

This Proxy Summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting. On March 27, 2019, we mailed the Internet Notice to holders of record as of the record date, and posted our proxy materials on the website in the Internet Notice.

2019 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME: May 8, 2019 8:00 a.m. Eastern Time	PLACE: Hyatt Regency Pittsburgh International Airport Earhart Room (CD) 1111 Airport Boulevard Pittsburgh, Pennsylvania 15231	RECORD DATE: March 11, 2019

PROPOSALS REQUIRING YOUR VOTE

Stockholders are being asked to vote on the following proposals at the Annual Meeting. Your vote is very important to us. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

Item	Proposal	Board Recommendation	Page
1	Election of Class II Directors	FOR EACH NOMINEE	9
	The election of two Class II director nominees, each to be elected for a three-year term ending in 2022.
2	Ratification of Appointment of Ernst & Young LLP	FOR	13

The Audit Committee appointed Ernst & Young LLP as CEIX’s independent registered public accounting firm for fiscal year 2019. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of the independent registered public accounting firm.

3	Advisory Approval of 2018 Named Executive Officers’ Compensation Stockholders are being asked to approve, on an advisory basis, the compensation paid to CEIX’s named executive officers in 2018. CEIX’s executive compensation programs are designed to create a direct linkage between stockholder interests and management with incentives specifically tailored to the achievement of financial, operational and stock performance goals.	FOR	16

CURRENT BOARD OF DIRECTORS

The following table provides summary information about our current Board of Directors as of March 11, 2019. Both of our Class II directors, whose terms expire at the Annual Meeting, are nominees for election at the Annual Meeting, each for a three-year term ending in 2022.

Name	Age	Director Since	Occupation	Class/ Term Expiring	Independent	Current Committee Memberships

William P. Powell†	63	2017	Managing Partner of 535 Partners LLC	Class III 2020	Yes	• AC • CC • HSE
Sophie Bergeron	41	2019	Mine General Manager, Éléonore Mine of Goldcorp Inc.	Class I 2021	Yes	• NCG • HSE††
James A. Brock	62	2017	President and Chief Executive Officer of CEIX	Class I 2021	No	• HSE
John T. Mills	71	2017	Former Chief Financial Officer of Marathon Oil Corporation	Class III 2020	Yes	• AC†† • CC • HSE
Joseph P. Platt	71	2017	General Partner of Thorn Partners LP	Class II 2019	Yes	• CC†† • NCG • HSE
Edwin S. Roberson	73	2017	Former Chief Executive Officer of Christ Community Health Services	Class II 2019	Yes	• AC • NCG†† • HSE

AC	Audit Committee
CC	Compensation Committee
HSE	Health, Safety and Environmental Committee

NCG	Nominating and Corporate Governance Committee
†	Chair of the Board
††	Committee Chair

– 2019 Proxy Statement	1

BUSINESS/STRATEGIC 2018 HIGHLIGHTS

•	The Right Team. We have an experienced and focused senior executive team and Board of Directors that can navigate and capitalize on the future opportunities in the mining space.

•	Strong Execution.

•	Remained committed to achieving best-in-class safety and compliance results.

•

Achieved a safety incident rate 30% lower than the Mine Safety and Health Administration (MSHA) national average, and a Significant & Substantial (S&S) Citation Rate 62% lower than the MSHA national average.

•	As of February, 2019, we were greater than 95% contracted for 2019, 53% contracted for 2020 and 28% contracted for 2021, assuming an annual production rate of 27 million tons going forward.

•

With our excess cash, we repaid $56 million of debt in 2018, bought back $26 million of CEIX common stock and $3 million of common units of CONSOL Coal Resources LP, and still finished the fiscal year 2018 with approximately $236 million in cash on hand, net of $29 million in restricted cash. Also with excess cash from 2018, we prepaid approximately $110 million of debt under our Term Loan B Facility in the first quarter of 2019 pursuant to the terms of the related credit agreement.

•

Coal average revenue per ton sold increased by 8% to $49.28 per ton and coal average cash margins per ton sold increased by 21% to $19.99 per ton as a result of strong cost controls and rising coal price realizations.*

•	Record Output.

•	Produced a record level of coal at 27.6 million tons, the highest level in the Pennsylvania Mining Complex history.

•	Bottom Line. Generated net cash provided by operations of $413.5 million and $269.9 million of free cash flow.**

*	See reconciliation of average cash margins per ton sold (non-GAAP) to average revenue per ton sold (GAAP) in Appendix A to this Proxy Statement.

**	See reconciliation of free cash flow (non-GAAP) to net cash provided by operations (GAAP) in Appendix A to this Proxy Statement.

COMPENSATION HIGHLIGHTS

Independent Compensation Consultant	Continued use by our Compensation Committee of an independent compensation consultant that reports directly to the Compensation Committee.
Governance Practices	Continued adherence to good governance practices, including but not limited to anti-hedging, recoupment, compensation risk assessment, and stock ownership/holding and equity grant practices.
Say on Pay Results	Over 95% of the shares voted at our 2018 Annual Meeting of Stockholders approved our executive compensation program.
Compensation Program Design

Designed an overall compensation program with 73.8% of compensation for named executive officers contingent on performance goals, reinforcing our pay-for-performance culture, which aligns risk-taking with sustainability and the long-term financial health of our company.

STIC Annual Performance	Exceeded financial and operational target performance goals by 200% under 2018 annual plan, resulting in the payment of cash incentives to named executive officers.
LTIC Performance-Based Restricted Stock Unit Awards “PSUs”)	Exceeded target performance goals for 2018 under three of our LTIC programs, resulting in the vesting of PSUs granted to the named executive officers under each LTIC program.
Discretionary Company Contribution to 401(k) Plan	Outstanding company performance during 2018 resulted in discretionary profit-sharing contribution to 401(k) savings plan for all participants including our named executive officers.
Pay Ratio Results

Determined the ratio of the total annual compensation of our Chief Executive Officer (sometimes referred to as “CEO”), as compared to the total annual compensation of our median employee to be 36.9 to 1.

Board Size and Director Compensation	Maintained Board size and non-employee director compensation at current levels with no increases.

2	– 2019 Proxy Statement

Proxy Summary

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board and management are committed to strong corporate governance, which promotes the long-term interests of stockholders, strengthens Board and management accountability and helps build public trust in our new public company. This Proxy Statement describes our governance framework, which includes the following highlights:

•

Independent Directors. A majority of our directors must be independent. Currently, all of our directors other than our President and Chief Executive Officer, are independent, and our Audit, Nominating and Corporate Governance, and Compensation Committees consist exclusively of independent directors.

•

Majority Voting Requirement. Our Amended and Restated Bylaws (the “bylaws”) require that any nominee for election to the Board who does not receive a majority of the votes cast in favor of that director’s election to the Board in an uncontested election must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation on the tendered resignation, and the Board then will accept or reject the offer of resignation within 90 days.

•

Phase-Out of Classified Board. Our organizational documents include a plan to phase-out our classified Board structure by 2023. Starting in 2023, all of our directors will be subject to annual re-election to the Board.

•

Independent Chair; Lead Director. Currently, our Chair of the Board is independent of management. In addition, in the event that our Chief Executive Officer would also serve as the Chair, our corporate governance guidelines require a Lead Director position with specific responsibilities to ensure independent oversight of management.

•	Regular Meetings of Independent Directors. Our independent directors regularly meet in executive sessions with no members of management present.

•

Robust Strategy, Risk and Safety Oversight by Board and Committees. Our Board and committees have implemented a robust framework to actively oversee the strategy and risks relating to the operation and management of an independent, publicly traded coal company. In addition, our Board has a strong commitment to the safety of our workers and the environments in which we operate and has formed a separate Board level committee to oversee that value of CEIX.

•

Diversity on Board. We believe in diversity and value the benefits diversity can bring to our Board. In 2018, our Board adopted a policy regarding diversity of its members. Effective March 1, 2019, Sophie Bergeron was elected as a Class I director to fill the vacancy resulting from a retiring director.

•

Emphasis on Ethics Compliance. We believe strongly in our Code of Business Conduct and Ethics and training and awareness surrounding the CONSOL Ethics Compliance Hotline. As a result, effective January 1, 2019, we updated the Code to include more specificity around the hotline, implemented a training program in which 100% of our salaried workforce participated, and emphasized the importance of Code compliance and the hotline availability in our annual letter to our vendors. It is our policy to comply with all applicable laws and adhere to the highest level of ethical conduct, including anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act (the FCPA) and similar laws in other jurisdictions. In that regard, in 2018 we adopted a Foreign Corrupt Practices Act Policy that has been distributed to all of our employees, directors and officers. In addition to these persons certifying compliance with the policy, we provide training on compliance with the FCPA and our policy. It is important that all of our business activities reflect our commitment to the highest standards of integrity and accountability.

•	Stock Ownership and Retention Guidelines. As further described beginning on page 32, our Board has adopted stock ownership and retention guidelines that apply to the Board and our executive officers.

•

Proactive Stockholder Outreach. Our management team spends a significant amount of time meeting and speaking to our stockholder base. We have initiated an integrated effort to interact and receive feedback from the proxy teams at our stockholder base to incorporate best governance, compensation, and oversight practices.

•

Sustainability. We provide transparency into our operations through the regular publishing of corporate sustainability reports. Through our former parent company, our operations have been covered in an annual Corporate Responsibility Report every year since 2012. Our first stand-alone Corporate Sustainability Report was published in February 2019 and is available on our website. Copies of our Corporate Sustainability Report will be available at the Annual Meeting.

– 2019 Proxy Statement	3

Proxy Summary

Proxy Summary

•

Human Rights Policy. In February 2019, we adopted a human rights policy. This policy reinforces our commitment and responsibility to respect all human rights, including those of our employees, suppliers, vendors, subcontractors and other partners, and individuals in communities in which we operate. Our policy addresses promoting health and safety, eliminating compulsory labor and human trafficking, abolishing child labor, eliminating harassment and unlawful discrimination in the workplace and providing competitive compensation.

•

Strong Commitment to Robust Corporate Governance Practices. As a new public company, our Board is continuing to carefully work through and consider additional corporate governance practices to ensure that we have a strong corporate governance platform tailored to our company.

LEARN MORE ABOUT OUR COMPANY

You can learn more about our company by visiting our website, www.consolenergy.com.

4	– 2019 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

CONSOL Energy Inc.

1000 CONSOL Energy Drive, Suite 100

Canonsburg, Pennsylvania 15317

Telephone (724) 416-8300

GENERAL: Proxies are being solicited by the Board to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 8, 2019, at 8:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart Room (CD), 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

The specific proposals to be considered and voted upon at the Annual Meeting are summarized in the Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

PROPOSALS, BOARD RECOMMENDATION AND VOTE REQUIRED: Stockholders are being asked to vote on the following proposals at the Annual Meeting. The table below also outlines the Board’s recommendation on how to vote for each proposal and the vote required with respect to each proposal.

Item	Proposal	Board Recommendation	Vote Required

1	Election of Class II Directors Election of two Class II director nominees, each for a three-year term ending in 2022.	FOR EACH NOMINEE

Plurality of the votes cast.

Under this plurality vote standard, the director nominees who receive the highest number of “for” votes cast are elected as directors. Under our bylaws, if a director nominee does not receive a majority of the votes casts in favor of his or her election, then the director must tender his or her resignation to the Board.

2

Ratification of Appointment of Ernst & Young LLP

The Audit Committee appointed Ernst & Young LLP as CEIX’s independent registered public accounting firm for fiscal year 2019. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of the independent registered public accounting firm.

		FOR	Affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.
3

Advisory Approval of 2018 Named Executive Officers’ Compensation

Stockholders are being asked to approve, on an advisory basis, the compensation paid to CEIX’s named executive officers in 2018. CEIX’s executive compensation programs are designed to create a direct linkage between stockholder interests and management with incentives specifically tailored to the achievement of financial, operational and stock performance goals.

		FOR	Affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.

In tabulating the voting result for any particular proposal, votes that are withheld or shares that constitute broker non-votes (described below) are not considered entitled to vote on that proposal and have no effect on the outcome. Abstentions have the same effect as votes against the matter, except in the case of Proposal No. 1, where abstentions would not have an effect on the outcome.

– 2019 Proxy Statement	5

INFORMATION ABOUT THE ANNUAL MEETING

PROXY MATERIALS AND INFORMATION ABOUT THE MEETING: We mailed to all stockholders of record entitled to vote at the Annual Meeting the Internet Notice on or about March 27, 2019.

We are utilizing a Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials via the Internet rather than in paper form. This rule allows a company to send some or all of its stockholders the Internet Notice regarding Internet availability of proxy materials. The Internet Notice contains instructions on how to access the proxy materials over the Internet or how to request a paper copy of proxy materials.

An electronic copy of this Proxy Statement, the 2018 Annual Report and the Notice of Annual Meeting of Stockholders are available at www.edocumentview.com/CEIX.

Copies of our 2018 Annual Report furnished to our stockholders do not contain copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2018. You can obtain copies of these exhibits electronically at the website of the SEC at www.sec.gov or by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The exhibits are also available as part of the Form 10-K for the year ended December 31, 2018 which is available on CEIX’s corporate website at www.consolenergy.com. Stockholders may also obtain copies of our Annual Report on Form 10-K for the year ended December 31, 2018, or the exhibits thereto, without charge by contacting our Investor Relations department at CONSOL Energy Inc., Investor Relations department, 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317, Telephone (724) 416-8300.

RECORD DATE AND QUORUM: The record date with respect to this solicitation is March 11, 2019. All holders of record of CEIX common stock as of the close of business on the record date are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of the record date, CEIX had 27,607,517 shares of common stock outstanding. Each share of common stock is entitled to one vote for each matter to be voted on at the Annual Meeting. Stockholders do not have cumulative voting rights. In order to hold the Annual Meeting, a quorum representing the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy.

PROXIES AND VOTING: A proxy is your legal designation of another person to vote the CEIX common shares that you owned as of the record date. The person that you designate to vote your shares is called a “proxy” and when you designate someone to vote your shares in a written document, that document is also called a “proxy” or “proxy card”. The Board has appointed several officers of the company to serve as proxies on the proxy card.

If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions provided by the stockholder. If a proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board. Accordingly, if no contrary instructions are given, the proxies named by the Board intend to vote the shares represented by such proxies as follows:

•	in favor of the election of those persons nominated as set forth in this Proxy Statement to serve as Class II directors of CEIX (Proposal No. 1);

•	in favor of the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of CEIX for the fiscal year ending December 31, 2019 (Proposal No. 2);

•	in favor of approval, on an advisory basis, of the compensation paid to our named executive officers in 2018 (Proposal No. 3); and

•	in accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any other business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Stockholders.

6	– 2019 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

HOW TO VOTE: There are four ways for stockholders of record to vote:

•

VIA THE INTERNET BY PROXY: Stockholders who have received the Internet Notice by mail may submit proxies over the Internet by following the instructions on the Internet Notice. Stockholders who received a voting instruction form by mail or e-mail from their bank, broker or other nominee may submit proxies over the Internet by following the instructions on the voting instruction form provided by their bank, broker or other nominee.

•

VIA TELEPHONE BY PROXY: Registered stockholders of record may submit proxies by telephone by calling 1-800-652-8683 and following the instructions. Stockholders must have the 15-digit control number that appears on their Internet Notice when voting. Stockholders who have received a voting instruction form by mail or e-mail from their bank, broker or other nominee should check the voting instruction form for telephone voting availability. If available, those stockholders may vote by phone by calling the number specified on the voting instruction form provided by the bank, broker or other nominee.

•

VIA MAIL BY PROXY: Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.

•	IN PERSON AT ANNUAL MEETING: Stockholders of record may vote in person at the Annual Meeting.

BENEFICIAL OWNERSHIP AND BROKER NON-VOTES: If you hold shares beneficially in street name, then you must provide your voting instructions to your bank, broker or other nominee. If you do not provide your bank, broker or other nominee with voting instructions, your shares may be treated as “broker non-votes.”

Generally, broker non-votes occur on a matter when a bank, broker or other nominee is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. Banks, brokers or other nominees that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as Proposal Nos. 1 and 3, although they may vote their clients’ shares on “routine matters,” such as Proposal No. 2.

REVOCATION OF PROXY: If you are the stockholder of record of shares of our common stock as of the close of business on the record date, you can revoke your proxy at any time before its exercise by:

•

sending a written notice to CEIX at 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317, attention: Secretary, bearing a date later than the date of the proxy, that is received prior to the Annual Meeting, stating that you revoke your proxy;

•	submitting your voting instructions again by telephone or over the Internet;

•	signing another valid proxy card bearing a later date than the proxy initially received and mailing it so that it is received by CEIX prior to the Annual Meeting; or

•	attending the Annual Meeting and voting in person.

If you hold your shares through a bank, broker or other nominee, you must follow the instructions found on your voting instruction form, or contact your bank, broker or other nominee, in order to revoke your previously delivered proxy. Attendance at the Annual Meeting without a request to revoke a proxy will not by itself revoke a previously executed and delivered proxy.

ATTENDING THE MEETING IN PERSON: Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting in person. Because seating is limited, admission to the meeting will be on a first come, first served basis.

Registration will begin at 7:30 a.m. Eastern Time. Stockholders who attend may be asked to present valid government-issued photo identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the record date must be provided during check-in at the registration desk at the Annual Meeting.

If you require directions to the Annual Meeting, please contact CEIX’s Investor Relations department at (724) 416-8300.

– 2019 Proxy Statement	7

INFORMATION ABOUT THE ANNUAL MEETING

PROXY SOLICITATION: All costs relating to the solicitation of proxies will be borne by CEIX. Georgeson LLC has been retained by CEIX to aid in the solicitation of proxies at an estimated cost of $9,000, plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. None of these directors, officers or employees will receive any additional or special compensation for soliciting proxies. Upon request, CEIX will reimburse banks, brokers and other nominees for their reasonable expenses in sending proxy materials to their customers who are beneficial owners of CEIX’s common stock.

SECRECY IN VOTING: As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidentially by CEIX. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of votes. The vote of any individual stockholder will not be disclosed except as may be necessary to meet applicable legal requirements.

8	– 2019 Proxy Statement

PROPOSAL NO. 1 — ELECTION OF CLASS II DIRECTORS

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, our current Class II directors, Joseph P. Platt and Edwin S. Roberson, whose terms expire at the Annual Meeting, for re-election by the stockholders as Class II directors at the Annual Meeting. Upon election, each such director will serve until the 2022 annual meeting of stockholders or until his successor is elected and qualified, or his earlier death, resignation or removal.

To be elected, each nominee must receive a plurality of the votes cast (i.e., the director nominees who receive the highest number of “for” votes cast, up to the maximum number of directors to be elected, are elected as directors). If any nominee should for any reason become unable to serve, all shares represented by valid proxies will be voted for the election of such other person as the Board may designate, as recommended by the Nominating and Corporate Governance Committee. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

Our bylaws provide that if an incumbent director receives a greater number of votes “withheld” from his or her election than votes “for” such director nominee’s election, the director must tender his or her resignation promptly to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision and the underlying rationale in a press release, a filing with the SEC or other broadly disseminated means of communication within 90 days from the date of the certification of the election results.

The biographies included in this Proxy Statement below include information concerning the nominees for director and the continuing directors, including their recent employment, positions with CEIX, other directorships, board committee memberships and ages as of March 11, 2019.

– 2019 Proxy Statement	9

PROPOSAL NO. 1—ELECTION OF CLASS II DIRECTORS | Biographies of Class II Director Nominees

Biographies of Class II Director Nominees

JOSEPH P. PLATT
GENERAL PARTNER – THORN PARTNERS, LP Director Since: 2017 Age: 71	Class II Director Term expires 2019 CEIX Committees: • Compensation (Chair) • Nominating and Corporate Governance • Health, Safety and Environmental

BACKGROUND:

Joseph P. Platt joined the Board on November 28, 2017. He currently serves as a member of our Board’s Compensation Committee, which he chairs, Nominating and Corporate Governance Committee and Health, Safety and Environmental Committee. Mr. Platt previously served as a member of the board of directors of CNX Resources Corporation (“CNX”), CEIX’s former parent, from May 2016 until November 28, 2017, when CEIX separated from CNX. He is the general partner at Thorn Partners, LP, a family limited partnership, a position he has held since 1998. Mr. Platt’s career at Johnson and Higgins, a global insurance broker and employee benefits consultant (J&H), spanned 27 years until 1997, when J&H was sold to Marsh & McLennan Companies. At the time of the sale, Mr. Platt was an owner, director and executive vice president of J&H. Mr. Platt has served on the board of directors of Greenlight Capital Re, Ltd., a property and casualty reinsurer, since 2004 and has been its lead independent director since 2007, and also serves as an independent director of BlackRock’s Open End & Liquidity Funds and on the boards of various other nonpublic companies and not-for-profit institutions.

QUALIFICATIONS: Mr. Platt brings significant financial, compensation and risk management expertise to our Board.

EDWIN S. ROBERSON
FORMER CHIEF EXECUTIVE OFFICER – CHRIST COMMUNITY HEALTH SERVICES Director Since: 2017 Age: 73	Class II Director Term expires 2019 CEIX Committees: • Audit • Nominating and Corporate Governance (Chair) • Health, Safety and Environmental

BACKGROUND:

Edwin S. Roberson joined the Board on November 28, 2017. He currently serves as a member of our Board’s Audit Committee, Nominating and Corporate Governance Committee, which he chairs, and Health, Safety and Environmental Committee. Mr. Roberson previously served as a member of the board of directors of CNX from May 2016 until November 28, 2017, when CEIX separated from CNX. From 2014 until his retirement on December 31, 2017, Mr. Roberson served as Chief Executive Officer of Christ Community Health Services, a health system of eight clinics providing high quality healthcare to the underserved in the Memphis, Tennessee community. Prior to that, Mr. Roberson served as Chief Executive Officer of various cancer research and biotech firms, and as President of Beacon Consulting, LLC, a business consulting firm, from 2006 to 2011. From 1991 to 2006, he worked at Conwood LLC, the nation’s second-largest manufacturer of smokeless tobacco products and a major seller and distributor of tobacco products manufactured by third parties, where he served in several roles, including Chief Financial Officer and, ultimately, President. After serving in the Army from 1969 to 1971, where he was awarded two Bronze Stars in Vietnam, Mr. Roberson, a certified public accountant, began his professional career at KPMG, an international accounting and consulting firm, where he was a tax partner until 1991. Mr. Roberson also served on the board of directors of Paragon National Bank, where he was chairman of the audit committee. Mr. Roberson currently serves on the board of directors of Infocare, Inc. (US), and on the boards of directors of several private companies.

QUALIFICATIONS: Mr. Roberson brings to the Board significant leadership skills and financial, accounting and strategy expertise. Further, Mr. Roberson is a certified public accountant.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE

ABOVE-NAMED CLASS II DIRECTOR NOMINEES FOR THE BOARD OF DIRECTORS.

10	– 2019 Proxy Statement

PROPOSAL NO. 1—ELECTION OF CLASS II DIRECTORS | Biographies of Continuing Class III Directors

Biographies of Continuing Class III Directors with Terms Expiring at the 2020 Annual Meeting of Stockholders

JOHN T. MILLS
FORMER CHIEF FINANCIAL OFFICER – MARATHON OIL CORPORATION Director Since: 2017 Age: 71	Class III Director Term expires 2020 CEIX Committees: • Audit (Chair) • Compensation • Health, Safety and Environmental

BACKGROUND:

John T. Mills joined the Board on November 14, 2017. He currently serves as a member of our Board’s Audit Committee, which he chairs, Compensation Committee and Health, Safety and Environmental Committee. Mr. Mills previously served as a member of the board of directors of CNX from March 2006 until November 28, 2017, when CEIX separated from CNX. From December 2007 until August 2015, he served on the board of directors of Cal Dive International Inc., a marine contractor providing manned diving, derrick, pipelay and pipe burial services to the offshore oil and natural gas industry, where he served as lead independent director, and as a member of the audit, compensation, and corporate governance and nominating committees. From January 2008 through June 2010, Mr. Mills was a member of the board of directors and audit, conflicts and risk management committees of Regency GP, LLC, the general partner of Regency GP, LP, the general partner of Regency Energy Partners LP, a natural gas gathering, processing and transportation master limited partnership. Mr. Mills joined the board of directors of Horizon Offshore, Inc., a marine construction company, in June 2002 and served as the chairman of the board of directors from September 2004 until December 2007, when Horizon Offshore, Inc. was acquired by Cal Dive International, Inc. Mr. Mills was the Chief Financial Officer of Marathon Oil Corporation, an integrated energy company, from January 2002 until his retirement in December 2003. In 2011, Mr. Mills attended the Harvard Business School program “Making Corporate Boards More Effective.”

QUALIFICATIONS:

As a licensed attorney with over 40 years of business experience, including 16 years as an officer of Marathon Oil Corporation and U.S. Steel Corporation, Mr. Mills brings significant knowledge and experience to our Board. In particular, Mr. Mills brings an in-depth understanding of the evaluation of organic growth capital projects and acquisition and disposition opportunities, and the importance of maintaining a competitive capital structure and liquidity. In addition, having previously served as Senior Vice President, Finance and Administration, and later Chief Financial Officer of Marathon Oil Corporation, Mr. Mills has developed a wealth of financial knowledge with respect to the oversight of (i) the preparation of consolidated financial statements, (ii) internal audit functions, and (iii) public accountants, skills which are critical to our company and particularly our Audit Committee.

WILLIAM P. POWELL
MANAGING PARTNER – 535 PARTNERS LLC Director Since: 2017 Age: 63	Class III Director Term expires 2020 CEIX Committees: • Audit • Compensation • Health, Safety and Environmental

BACKGROUND:

William P. Powell joined the Board on November 28, 2017 and has served as Chair of our Board since that time. He currently serves as a member of our Board’s Audit Committee, Compensation Committee and Health, Safety and Environmental Committee. Mr. Powell previously served as a member of the board of directors of CNX from January 2004 until November 28, 2017, when CEIX separated from CNX. Mr. Powell also previously was a director of Cytec Industries, a global specialty chemicals and materials company, from 1993 until its merger with Solvay SA in December 2015, where he served as lead independent director, as chair of the governance committee and as a member of the audit committee. From May 2001 until May 2007, Mr. Powell was a Managing Director of William Street Advisors, a New York City-based merchant banking boutique. Mr. Powell resigned from William Street Advisors to establish a family office, 535 Partners LLC, where he has served as Managing Partner since May 2007. Prior to his time at William Street Advisors, he served as a Managing Director of UBS Warburg LLC and its predecessor Dillon, Read & Co. Inc. since 1991.

QUALIFICATIONS:

With an MBA degree and over 30 years of financial, management and investment experience, Mr. Powell brings a wealth of knowledge to our Board. Having served on multiple public company boards for over 20 years, Mr. Powell also has significant expertise in corporate governance matters.

– 2019 Proxy Statement	11

PROPOSAL NO. 1—ELECTION OF CLASS II DIRECTORS | Biographies of Continuing Class I Directors

Biographies of Continuing Class I Directors with Terms Expiring at the 2021 Annual Meeting of Stockholders

SOPHIE BERGERON
MINE GENERAL MANAGER, ÉLÉONORE MINE OF GOLDCORP INC. Director Since: 2019 Age: 41	Class I Director Term expires 2021 CEIX Committees: • Nominating and Corporate Governance • Health, Safety and Environmental (Chair)

BACKGROUND:

Sophie Bergeron joined the Board on March 1, 2019. She currently serves as a member of our Board’s Health, Safety and Environmental Committee, which she chairs, and Nominating and Corporate Governance Committee. Ms. Bergeron joined Goldcorp Inc., a gold production company headquartered in Vancouver British Columbia, Canada, in 2010 and has worked across the company’s project portfolio and mining operations in the Americas. She currently serves as the Mine General Manager for Goldcorp’s Éléonore Mine (James Bay, Québec), a position she has held since November 2017, and as the Project Manager for the Century Project (Timmins, Ontario), a position she has held since December 2016. Prior to that, Ms. Bergeron was the Operations Manager for Goldcorp’s Hoyle Pond Mine (Timmins, Ontario) from February 2015 to February 2016 and the Operations Manager for the Mine Ramp-Up (Cerro Negro, Argentina) from July 2014 to February 2015. Her other positions at Goldcorp included Director, Health and Safety from November 2012 to June 2014 and Senior Mining Manager from September 2010 to November 2012. Prior to joining Goldcorp in 2010, Ms. Bergeron held various positions with Xstrata Nickel (Xstrata), a nickel producer headquartered in Toronto, Canada. During her time at Xstrata, Ms. Bergeron rose to the position of Continuous Improvement Superintendent, completed her Six Sigma certification and earned a certificate in business optimization from Melbourne University in Australia. Ms. Bergeron is an active member of the Québec Mining Association and sits on its board of directors.

QUALIFICATIONS:

Through Ms. Bergeron’s education and experience, she has gained expertise in the mining sector, which provides significant value and insight to the Board, particularly with respect to operating and strategic issues. Ms. Bergeron has expertise in health and safety, mine operations management and continuous improvement.

JAMES A. BROCK
PRESIDENT & CHIEF EXECUTIVE OFFICER OF CEIX Director Since: 2017 Age: 62	Class I Director Term expires 2021 CEIX Committees: • Health, Safety and Environmental

BACKGROUND:

James A. Brock has served as our Chief Executive Officer since June 21, 2017, and as our President since December 4, 2017, and he has been a member of our Board since November 28, 2017. He currently serves as a member of our Board’s Health, Safety and Environmental Committee. Mr. Brock previously served as the Chief Operating Officer-Coal of CNX from December 10, 2010 until November 28, 2017, when CEIX separated from CNX. Mr. Brock also currently serves as Chief Executive Officer and Chairman of the board of directors of the general partner of CONSOL Coal Resources LP, a position he has held since March 16, 2015. Previously, he served as Senior Vice President-Northern Appalachia-West Virginia Operations of CNX from 2007 to 2010, and as Vice President-Operations of CNX from 2006 to 2007. Mr. Brock began his career with CNX in 1979 at the Matthews Mine and since then has served at various locations in many positions including Section Foreman, Mine Longwall Coordinator, General Mine Foreman and Superintendent. Mr. Brock’s achievements in mining were recognized with his being named 2010 Coal Safety Leader of the Year in West Virginia and his induction into the West Virginia Coal Hall of Fame in 2016. Mr. Brock also currently serves as the Chairman of the Pennsylvania Coal Alliance board of directors, and as a member of the boards of directors of the National Coal Council, the American Coalition for Clean Coal Electricity (ACCCE) and the National Mining Association.

QUALIFICATIONS:

With a career in coal spanning five decades, we believe Mr. Brock’s extensive knowledge of our industry and our operations gained during his years of service with CNX, and now CEIX, provides our Board with valuable experience.

12	– 2019 Proxy Statement

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of CEIX’s independent registered public accounting firm. The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm for CEIX for the fiscal year ended December 31, 2019. The Board now recommends that CEIX’s stockholders ratify this appointment.

Neither CEIX’s governing documents nor the law require stockholder ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of CEIX and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to address the meeting and respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

– 2019 Proxy Statement	13

AUDIT COMMITTEE AND AUDIT FEES

Audit Committee Report

The Audit Committee has reviewed and discussed with management and Ernst & Young LLP (“E&Y”), CEIX’s independent registered public accounting firm, the audited financial statements of CEIX for the fiscal year ended December 31, 2018 (the “Audited Financial Statements”). In addition, the Audit Committee has discussed with E&Y the matters required to be discussed under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (Auditing Standard No. 1301 –Communications with Audit Committees) relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of the registered public accounting firm’s activities or access to requested information and any significant disagreements with management.

The Audit Committee also has received the written disclosures and letter from E&Y regarding E&Y’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm that firm’s independence from CEIX and its subsidiaries.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in CEIX’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Members of the Audit Committee:

John T. Mills, Chair

William P. Powell

Edwin S. Roberson

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CEIX under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that CEIX specifically incorporates the Report by reference therein.

14	– 2019 Proxy Statement

AUDIT COMMITTEE AND AUDIT FEES | Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

The following table presents fees billed for professional audit services rendered by E&Y in connection with its audits of CEIX’s annual financial statements for the years ended December 31, 2018 and 2017 and fees for other services rendered by E&Y during those periods, excluding the fees billed to CONSOL Coal Resources LP (“CCR”).

	2018 (E&Y Fees)	2017* (E&Y Fees)
Audit Fees	$1,333,600	$420,600
Audit-Related Fees	$540,000	$—
Tax Fees	$—	$—
All Other Fees	$7,200	$1,995

Total	$1,880,800	$422,595

*	Represents fees billed to CEIX following the separation of CEIX from CNX.

As used in the table above, the following terms have the meanings set forth below.

Audit Fees

The fees for professional services rendered in connection with the audit of CEIX’s annual financial statements, for the review of the financial statements included in CEIX’s Quarterly Reports on Form 10-Q, for the audit of certain financial statements included in CEIX’s Form 10 (for 2017 only) and for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

The professional services for audit-related fees in 2018 were for the pre-implementation assessment of our Oracle enterprise resource planning software that became our system of record on January 1, 2019. There were no professional services for audit-related fees in 2017.

Tax Fees

There were no professional services for tax-related work in 2018 or 2017.

All Other Fees

The fees for products and services provided, other than for the services reported under the headings “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” These fees were for publications and online subscriptions.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee, or the Chair of the Audit Committee, must preapprove all audit and non-audit services provided to CEIX by its independent registered public accounting firm. The Audit Committee must consider whether such services are consistent with SEC rules on auditor independence. All of the services performed by E&Y in 2018 were pre-approved by the Audit Committee.

– 2019 Proxy Statement	15

PROPOSAL NO. 3 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), CEIX is required to provide its stockholders with the opportunity to cast a non-binding advisory vote on compensation paid to our named executive officers. Accordingly, we ask our stockholders to vote, on an advisory basis, “FOR” the compensation paid to our named executive officers in 2018, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, and to adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to CEIX’s named executive officers, as disclosed in this Proxy Statement, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

As described in detail in the “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:

•	links a significant portion of total compensation to performance, which we believe will create long-term stockholder value;

•	includes stock-based compensation, which encourages our named executive officers to act as owners of CEIX;

•	is tied to overall corporate performance, and financial and operational goals (annual and long-term);

•	enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;

•	discourages unnecessary and excessive risk-taking; and

•	provides a competitive total pay opportunity.

The Compensation Committee reviews the compensation programs for our executive officers to ensure they achieve the desired goal of aligning our executive compensation structure with our stockholders’ interests and current market practices. Please read “Compensation Discussion and Analysis” beginning on page 20, and the tabular compensation disclosures and accompanying narrative discussion beginning on page 34. The Compensation Discussion and Analysis discusses our executive compensation philosophy, programs and objectives, while the tabular compensation disclosures and accompanying narrative discussion provide detailed information on the compensation of our named executive officers.

We are asking our stockholders to indicate their support for the compensation paid to our named executive officers in 2018 as described in this Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and other related compensation disclosures required by Regulation S-K Item 402 and contained herein). This proposal is intended to give our stockholders the opportunity to express their views on the compensation paid to our named executive officers in 2018. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executive officers, and the philosophy, policies and practices described in this Proxy Statement.

As an advisory vote, your vote will not be binding on CEIX, the Board or the Compensation Committee. However, our Board and our Compensation Committee, which are responsible for designing and administering CEIX’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our named executive officers in 2018, we will consider our stockholders’ concerns, if any, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

After our stockholders voted in 2018, on an advisory basis, on the frequency of this advisory vote on compensation, the Company elected to hold future advisory votes on compensation on an annual basis until the next stockholder advisory vote on frequency, which we expect will be conducted at our annual meeting of stockholders in 2024.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN 2018, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

16	– 2019 Proxy Statement

EXECUTIVE OFFICERS

CEIX’s executive officers are listed below. Each officer is appointed by the Board and holds office for the term set forth in the officer’s written employment agreement or until the officer’s successor has been elected and qualified, or until such officer’s earlier death, resignation or removal.

Name	Age	Executive Since	Position
James A. Brock	62	2017	President and Chief Executive Officer
David M. Khani	55	2017	Executive Vice President, Chief Financial Officer and Treasurer
James J. McCaffrey	62	2017	Senior Vice President – Coal Marketing
John M. Rothka	41	2017	Chief Accounting Officer
Kurt R. Salvatori	49	2017	Chief Administrative Officer
Martha A. Wiegand	48	2017	General Counsel and Secretary

The biographical information for Mr. Brock is provided under the caption “Proposal No. 1 – Election of Class II Directors – Continuing Class I Directors with Terms Expiring at the 2021 Annual Meeting of Stockholders” on page 12.

David M. Khani

Mr. Khani has served as our Executive Vice President and Chief Financial Officer since August 2, 2017, and has served as our Treasurer since December 11, 2017. Mr. Khani previously served as the Executive Vice President and Chief Financial Officer at CNX from March 1, 2013 to August 2, 2017. Mr. Khani joined CNX in 2011 as Vice President of Finance, where he played a key role in the growth of CNX’s exploration and production business, and was integrally involved in the separation of CEIX from CNX. Prior to joining CNX, Mr. Khani was with FBR Capital Markets & Co., an investment banking and advisory firm, holding the positions of Director of Research (February 2007 to October 2010) and Co-Director of Research (November 2010 to August 2011). Mr. Khani also serves as Chief Financial Officer and as a director of the general partner of CONSOL Coal Resources LP and served in those same capacities with CONE Midstream Partners LP until January 3, 2018. He is a chartered financial analyst and a member of the CFA Society Pittsburgh.

James J. McCaffrey

Mr. McCaffrey has served as our Senior Vice President—Coal Marketing since July 10, 2017 and acts as our functioning chief commercial officer. Mr. McCaffrey also has served as Senior Vice President—Sales of CONSOL Pennsylvania Coal Company, a wholly-owned subsidiary of CEIX, since June 2016. From January 2013 to June 2016, Mr. McCaffrey served as Senior Vice President—Energy Marketing for CONSOL Pennsylvania Coal Company, and from April 2003 to January 2013, he served as Senior Vice President of Coal Sales, Vice President of Materials & Supply Chain Management, Senior Vice President—CNX Land Resources, Vice President of Supply Chain and Vice President of Marketing Services in the coal operations group of CNX. Mr. McCaffrey, a certified mine foreman in Pennsylvania, started his career as a coal miner with CNX in 1976, and joined CNX’s management team as Vice President and General Manager of Consolidation Coal Mining Operations in March 2002.

– 2019 Proxy Statement	17

EXECUTIVE OFFICERS

John M. Rothka

Mr. Rothka has served as our Chief Accounting Officer since November 22, 2017. Mr. Rothka also serves as the Chief Accounting Officer of the general partner of CONSOL Coal Resources LP, a position he has held since August 2, 2017. Prior to his appointment as the Chief Accounting Officer of the general partner of CONSOL Coal Resources LP and beginning in July 2015, Mr. Rothka served as the Controller of the general partner. Mr. Rothka joined the Accounting Department of CNX in September 2005, where he served in positions of increasing responsibility, and was promoted to Senior Manager in February 2012, a position he served in until July 2015. Prior to joining CNX, Mr. Rothka began his professional career at the accounting firm of Aronson LLC, where he served from September 1999 to November 2002, before joining Deloitte from November 2002 to September 2005, where he held several positions of increasing responsibility in the audit and assurance groups. Mr. Rothka is a certified public accountant.

Kurt R. Salvatori

Mr. Salvatori has served as our Chief Administrative Officer since July 10, 2017. Mr. Salvatori has also served as Vice President- Administration of CONSOL Pennsylvania Coal Company since January 1, 2017. Previously, Mr. Salvatori served as Vice President Shared Services for CNX from July 2016 to December 2017, and prior to that as Vice President Human Resources for CNX from September 2011 to June 2016. Mr. Salvatori joined CNX in April 1992 and held numerous positions at CNX and CNX Gas Corporation, including Director of Human Resources from April 2006 to September 2011, Manager of Human Resources from January 2005 to April 2006, and Supervisor of Retirement and Investment Plans from April 2002 to January 2005. Active in non-profit organizations, Mr. Salvatori has served as a trustee of the Washington County Community Foundation since 2010 and as a trustee of the Monongahela Health System since 2014. Mr. Salvatori has also served as chairman of the CONSOL Energy Political Action Committee (PAC) since 2017.

Martha A. Wiegand

Ms. Wiegand has served as our General Counsel and Secretary since July 10, 2017. Ms. Wiegand has also served as General Counsel and Secretary of the general partner of CONSOL Coal Resources LP since March 16, 2015. Ms. Wiegand joined the legal department of CNX in December 2008 as Senior Counsel and was promoted to Associate General Counsel of CNX effective in 2012, where she was responsible for a variety of legal matters, including coal and natural gas marketing and transportation, labor and employment, financing arrangements and certain corporate transactions. Prior to joining CNX, Ms. Wiegand worked for approximately 10 years for several large Pittsburgh-based law firms, where she handled financing and corporate transactions for clients in the banking and energy industries, among others. She is licensed to practice law in Pennsylvania and New Jersey and is a member of the American Bar Association, the Pennsylvania Bar Association and the Energy & Mineral Law Foundation. Ms. Wiegand has also served on the American Coalition for Clean Coal Electricity (ACCCE) Strategy & Policy Committee since 2018.

18	– 2019 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis –

Named Executive Officers

James A. Brock
President and Chief Executive Officer
David M. Khani
Executive Vice President, Chief Financial Officer and Treasurer
James J. McCaffrey
Senior Vice President —Coal Marketing
Martha A. Wiegand
General Counsel and Secretary
Kurt R. Salvatori
Chief Administrative Officer

– 2019 Proxy Statement	19

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

Compensation Discussion and Analysis

As one of the major producers of high-Btu bituminous thermal and crossover metallurgical coal in the United States, we operate with a pay for performance philosophy in a challenging, highly competitive and rapidly evolving environment. This Compensation Discussion and Analysis (“CD&A”) discusses the compensation decisions made for the fiscal year 2018 with respect to our named executive officers (“NEOs”), who are listed below.

Our Named Executive Officers (NEOs)

Name	Title
James A. Brock	President and Chief Executive Officer
David M. Khani	Executive Vice President, Chief Financial Officer and Treasurer
James J. McCaffrey	Senior Vice President—Coal Marketing
Martha A. Wiegand	General Counsel and Secretary
Kurt R. Salvatori	Chief Administrative Officer

Executive Summary

HOW DID WE PERFORM?	✓	— Produced a record level of coal at 27.6 million tons, the highest level in the Pennsylvania Mining Complex history
	✓	— Increased our coal average revenue per ton sold by 8% to $49.28 per ton
	✓	— Increased our coal average cash margins per ton sold by 21% to $19.99 per ton*
✓

—   Exceeded the pre-established performance metrics related to our 2018 annual incentive plan, as well as the pre-established performance metrics associated with the 2018 tranches under our 2016, 2017 and 2018 performance-based long-term incentive programs

	✓	— Generated $413.5 million in net cash provided by operations, $248 million of free cash flow net to CEIX stockholders* and repaid $56 million of debt in 2018
▼
WHAT DID WE CHANGE FOR 2018?	✓

—   Adopted and implemented a new compensation philosophy to recognize the highly competitive and regulated environment in which we operate to ensure that we continue to attract and retain key talent necessary to compete, incentivize our NEOs, and align risk-taking with the sustainability and the long-term financial health of our company

✓

—   Adjusted base salaries for three of our NEOs and also adjusted annual and long-term incentive targets for certain NEOs to reflect results of competitive compensation peer group data, general industry and internal pay equity of our NEOs

*

This CD&A, which relates to 2018 compensation determinations, contains references to one or more financial measures (indicated by *) that have not been calculated in accordance with GAAP. See reconciliation of these disclosed non-GAAP financial measures including average cash margins per ton sold, average operating margin per ton sold, free cash flow and free cash flow net to CEIX stockholders to the most directly comparable GAAP financial measures in Appendix A to this Proxy Statement.

20	– 2019 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

WHAT DID WE CHANGE FOR 2018?	✓

—   Implemented performance-based annual and long-term variable incentive compensation with goals tied to the achievement of operating margin and free cash flow net to CEIX stockholders annual targets, as well as relative total stockholder return and free cash flow long-term targets for our NEOs

	✓	— Approved our peer group, adopted double trigger change in control (“CIC”) and non-CIC severance agreements for our NEOs (also including an employment agreement for our CEO)

▼
HOW DO WE DETERMINE PAY?	✓

—   Design competitive pay programs to reward executives for positive company pre-established financial and operational goals, mitigate material risks and align with stockholder interests’ equity-based long-term incentive awards

	✓	— Establish pay levels commensurate with performance and the need to retain high-quality talent, as well as to preserve internal equity among new NEOs
✓

—   Consider many factors, including the advice of our Compensation Committee’s independent compensation consultant, internal pay equity among executives and the alignment of total pay opportunity and pay outcomes with performance and external competitive market data relating to our peer group and general industry

▼
HOW DID WE PAY OUR NEOS?	✓	— Base salaries reflected each NEO’s role, responsibility, experience and market conditions
	✓	— Payouts under our annual program aligned with our fiscal 2018 performance
✓ ✓

—   Annual cash incentive payouts up to 200% based on achievement of operating margin and free cash flow net to CEIX stockholders performance goals

—   Vesting under our long-term programs aligned with performance of our stock as compared to our peers

	✓	— Long-term equity incentives granted at target levels delivered through a mix of performance-based restricted stock units (“PSUs”) (60%) and time-based restricted stock units (“RSUs”) (40%)
	✓	— No off-cycle equity awards or material perquisites for any of our NEOs
▼
HOW DO WE ADDRESS RISK AND GOVERNANCE?	✓

—   Provide an appropriate balance of short- and long-term compensation with payouts based on the company’s achievement of pre-established financial and operational goals, including a focus on sustainability, environmental compliance and safety

✓

—   Follow practices that promote good governance and serve the interests of our stockholders, with threshold and maximum payout caps for annual cash incentives and long-term performance awards, and policies on clawbacks, anti-pledging, anti-hedging, insider trading, stock ownership and equity grant practices

	✓	— Solicit “say-on-pay” stockholder vote annually at stockholder meeting
	✓	— Conducts an annual risk assessment of our compensation policies and practices through our Compensation Committee, with the assistance of an independent compensation consultant
	✓	— Review our compensation program and practices with an independent compensation consultant that reports directly to our Compensation Committee

– 2019 Proxy Statement	21

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

▼
WHY YOU SHOULD APPROVE THE SAY-ON-PAY PROPOSAL	✓	— Fiscal 2018 performance continued to support long-term stockholder value
	✓	— Fiscal 2018 annual and long-term incentive payouts for our NEOs aligned with company performance
	✓	— Our pay program is aligned with stockholder interests, emphasizing achievement of strategic objectives both annually and over the long term
	✓	— Our pay practices are tied to robust risk management and corporate governance principles

Say-on-Pay Vote

We took into consideration the results of the say-on-pay voting by our stockholders last year when reviewing our current policies and practices related to compensation of our NEOs. Of the 23,189,928 million votes cast by our stockholders, over 95% were in favor of our 2017 executive compensation program. While we believe we have a fair and effective compensation program, we are gratified to receive the vote of confidence from our stockholders. We therefore determined not to make any significant changes to our current compensation program. We commit to staying up-to-date on recommended best practices where practicable. Finally, our Compensation Committee and senior management will also continue to consider stockholder input, including the advisory say-on-pay vote, as we evaluate the future design of our executive compensation programs and the specific compensation decisions for each of our NEOs.

CEIX Executive Compensation Policies and Practices

Our commitment to strong corporate governance practices extends to the compensation plans, principles, programs and policies established by our Compensation Committee and our Board, which include the following governance practices and policies:

WHAT WE DO	WHAT WE DON’T DO
✓ Pay for Performance ✓ Meaningful Stock Ownership/Holding Requirements ✓ Anti-Hedging Policy ✓ Assess Compensation Risk	No Excessive Perquisites No Income Tax Gross Ups No Backdating of Stock Options No Repricing of Stock Options (without stockholder approval)
✓ Equity Grant Practices Policy	No Discounting of Stock Options
✓ Clawback Provisions in All Incentive Awards
✓ Double Trigger Cash Change in Control Provisions
✓ Independent Compensation Consultant

CEIX Executive Compensation Philosophy

Our compensation philosophy is designed to attract and retain key talent necessary for us to compete, promote a pay-for-performance culture, incentivize our NEOs to achieve desired financial and operating results, and create a balanced compensation program that aligns risk-taking with the sustainability and long-term financial health of our company.

22	– 2019 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

Our philosophy is founded on the following six guiding principles:

•	Compensation targets and the mix of pay based on market practices.

•	Actual compensation should align with results against performance objectives.

•	Incentives should promote above-median pay when performance exceeds company and peer expectations and below-median pay when performance lags behind these indicators.

•	Compensation should be aligned with the long-term interest of our stockholders.

•	Compensation practices and policies should not encourage unreasonable risk-taking.

•	Compensation programs should align with our corporate values.

Our compensation philosophy also reflects our commitment to enhancing management retention and leadership stability in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions described on pages 27-31, relating to our long-term compensation programs.

2018 Compensation Overview

Elements of Total 2018 Compensation Program. In 2018, our NEOs were compensated through the following elements of compensation.

Compensation Element	Form of Compensation	Purpose
Base Salary	Cash	Provides fixed compensation element necessary to attract and retain key executives
2018 Short-Term Incentive Compensation (“STIC”)	Cash	Motivates NEOs to work towards achievement of key operational and financial goals, including a focus on sustainability, environmental compliance, safety, profitability and balance sheet strength
2018 Long-Term Incentive Compensation (“LTIC”)

Equity: Performance-based restricted stock units that vest ratably over 3 years based on pre-established performance goals

Equity: Service-based restricted stock units that vest ratably over 3-year period

Performance goals tied to relative total stockholder return and free cash flow net to CEIX stockholders promote investor alignment through ownership consistent with peer group practices
Change in Control and Non CIC Severance Agreements	Cash severance including post-termination benefits	Attracts and retains NEOs, provides competitive benefits and ensures NEOs remain focused to act in best interest of company when faced with significant strategic event
Retirement Benefits	Active qualified 401(k) savings plan with company matching and discretionary contributions	Broad-based plan that provides income security through employee and company contributions for all participants including NEOs

– 2019 Proxy Statement	23

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

Pay Mix. The charts below illustrate the target total direct compensation opportunity for 2018 for Mr. Brock and the average of our other NEOs; 62.5% of CEO’s total direct compensation is equity based and 82.1% is performance-based.

CEO 17.9% Base; 19.6% STIC; 62.5% LTIC	Other NEOs 26.2% Base; 15.0% STIC; 58.8% LTIC

Our Compensation Committee and Management Roles. Our Compensation Committee requests that the CEO be present at committee meetings, where compensation and corporate performance are discussed and evaluated. The CEO is encouraged to provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only independent committee members are allowed to vote on decisions made regarding executive compensation. In making its determinations with respect to executive compensation, the committee is supported by CEIX’s Chief Administrative Officer, its General Counsel and Mercer, the committee’s independent compensation consultant. While the committee meets with the CEO to discuss his own compensation package, ultimately, decisions regarding the CEO’s compensation are made by the committee in executive session without the CEO or any other executive officer present, solely based upon the committee’s deliberations. Decisions regarding other NEOs who report directly to the CEO are also made by the committee (or Board, in the case of equity grants, absent a delegation to the committee or CEO) after considering recommendations from the CEO, Mercer and the Chief Administrative Officer.

CEIX Compensation Consultant. Our Compensation Committee retained Mercer as an independent compensation consultant directly, although in carrying out its assignments, Mercer also interacts with CEIX management when necessary and appropriate. Specifically, the Chief Administrative Officer, responsible for Human Resources matters, including executive compensation, interacts with the consultant to provide compensation data, best practices data, and executive compensation trends. In addition, Mercer may, in its discretion, seek input and feedback from executives regarding its consulting work product prior to the presentation to the Compensation Committee to align with CEIX’s business strategy, to determine that additional data may need to be gathered, or to identify other issues, if any, prior to the presentation to the Compensation Committee. Annually, the Compensation Committee reviews with management the independence of any compensation consultant it retains. In February 2019, the Compensation Committee conducted an independence review of Mercer by analyzing the factors mandated by the listing standards of the New York Stock Exchange and concluded that there were no conflicts of interest arising from Mercer’s work.

24	– 2019 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

2018 Compensation Actions

Increase in 2018 Base Salaries, 2018 STIC and LTIC Targets. In early 2018, our Compensation Committee approved increases in the base salaries of Messrs. Brock and Salvatori and Ms. Wiegand to reflect their increased roles and responsibilities and to ensure that such executives are compensated competitively in line with CEIX’s Peer Group and general industry. The Compensation Committee also approved adjustments in the STIC and LTIC compensation targets for our NEOs to ensure that their short-term and long-term compensation opportunities are in line with the CEIX Peer Group and general industry. The base salaries and targets, expressed as a percentage of each NEO’s base salary, are included in the table below.

Name of Executive	Base Salary	2018 STIC	2018 LTIC

Mr. Brock	$650,000	110%	350%

Mr. Khani	$530,566	70%	487%

Mr. McCaffrey	$389,500	50%	128%

Ms. Wiegand	$300,000	50%	42%

Mr. Salvatori	$270,000	50%	46%

While the targets for all of our NEOs were reviewed, only the STIC targets (for Messrs. Brock and Salvatori and Ms. Wiegand) and LTIC targets (for Messrs. Brock, McCaffrey and Salvatori and Ms.  Wiegand) were adjusted during 2018.

2018 Peer Group. The Compensation Committee selected the following 11 companies (the “Peer Group”) based on the recommendation of Mercer, which includes companies in the coal and energy industry similar in revenue size to CEIX and with industry and business characteristics comparable to CEIX in terms of revenue and market cap and with whom we compete for talent. The Compensation Committee does not target a particular percentile within the Peer Group in setting an NEO’s compensation, but uses the Peer Group compensation data as one of several reference points in determining the form and amount of compensation. The Compensation Committee also uses general industry competitive market data to evaluate our NEO total compensation packages.

Alliance Resources Partners, LP	Hallador Energy Inc.
Arch Coal Inc.	Louisiana-Pacific Corporation
Cleveland-Cliffs Inc.	Natural Resources Partners LP
Cloud Peak Energy Inc	Peabody Energy Corporation
Compass Minerals Inc.	Westmoreland Coal Company
Foresight Energy LP

In early 2019, our Compensation Committee reviewed with Mercer the composition of our Peer Group and decided to eliminate two (2) members of the group, Westmoreland Coal Company and Cloud Peak Energy Inc. for equity valuation reasons in light of their respective financial challenges, the change to be effective for the 2019 year. At the same time the Compensation Committee decided to include newly publicly listed Warrior Met Coal Company Inc. as a new member of the Peer Group as it more accurately reflects our coal industry and more closely resembles our size in terms of revenue and market capitalization.

2018 Short-Term Incentive Compensation (STIC). In January 2018, the Compensation Committee approved 2018 annual incentive awards for the performance period beginning January 1, 2018 through December 31, 2018, the payment of which was contingent on the company’s successful achievement of performance goals related to operating margin and free cash flow net to CEIX stockholders, equally weighted, but subject to modification influenced by each NEO’s contribution towards achieving environmental and safety initiatives, as determined by our President and CEO, and approved by our Compensation Committee. The STIC awards included threshold, target and maximum performance levels. The 2018 STIC performance factors had a potential score ranging from 0% – 200%, with a target score of 100%. If the threshold, or minimum, score of 50% had not been achieved, a score of zero would be assigned, with no payout.

– 2019 Proxy Statement	25

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

For purposes of calculating the payouts for the 2018 STIC, operating margin means per ton sales price less per ton direct operating cost, and free cash flow net to CEIX stockholders means operating cash flow, plus monetization of non-earnings before-interest, taxation, depreciation and amortization (“EBITDA”) producing assets, less organic capital expenditures and distributions to non-controlling interests. Our Compensation Committee believes these performance goals encourage our NEOs to stay focused on operational and balance sheet strength.

The 2018 STIC award payout formula appears below:

Annual Base Salary	X	Target Opportunity Percentage (% of Base Salary)	X	(+/- Up to 200% Modifiers)	=	2018 STIC Award Payout

The performance goals are equally weighed at 45% with 10% allocated to individual NEO performance.

Performance Goals	Operating Margin	Free Cash Flow
Threshold (50%)	$14.13 Per Ton	$ 42 million
Target (100%)	$15.89 Per Ton	$ 77 million
Maximum (200%)	$17.28 Per Ton	$111 million

In February 2019, the Compensation Committee evaluated and determined achievement with the performance goals and the resulting amounts of payments for our NEOs under the 2018 STIC. The percentage payout for the 2018 STIC, as well as the achievement of the performance goals against actual performance appear in the table below.

Performance Goal[1]	Actual Results	Weighted Score
Operating Margin Per Ton* (45%)	$ 18.60	200%
Free Cash Flow Net to CEIX Stockholders* (45%)	$248 million	200%
Employee Performance Score (+/-10%)

Maximum Score Possible:         200%

The following table shows the details of the payments made to our NEOs under the 2018 STIC, based on their target payout (as a percentage of base salary) multiplied by the payout percentage of 200%, as influenced by each NEO’s individual performance.

NEO	Target Opportunity Percentages (% of Base Salary)	Target Payout Opportunity	STIC Payout Score (% of Opportunity)	Actual Payout
Mr. Brock	110%	$715,000	200%	$1,430,000
Mr. Khani	70%	$371,396	199%	$ 739,078
Mr. McCaffrey	50%	$194,750	200%	$ 389,500
Ms. Wiegand	50%	$150,000	200%	$ 300,000
Mr. Salvatori	50%	$135,000	197.5%	$ 266,625

26	– 2019 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

2018 Performance Highlights of Our NEOs.

•

James A. Brock. As our Chief Executive Officer, Mr. Brock successfully led CEIX in its first full year of existence, and continued his role as Chief Executive Officer of the general partner of CCR. For the third consecutive year, the Pennsylvania Mining Complex posted organic growth with a record coal production level of 27.6 million tons with associated realizations up 8%. Additionally, the CONSOL Marine Terminal achieved record revenue of $64.9 million.

•

David M. Khani. As our Chief Financial Officer, Mr. Khani has played and continues to play a critical role in supporting Mr. Brock’s leadership of our company’s business, and in light of his significant experience relating to the coal industry, he also serves as the Chief Financial Officer of the general partner of CCR. During 2018, Mr. Khani led efforts to lower our cost of capital and refined the company’s capital allocation process.

•

James J. McCaffrey. As our Senior Vice President – Coal Marketing, Mr. McCaffrey holds a critical role as the leader of the marketing team for our coal business, which recorded a 8% increase in realizations for 2018 versus 2017 results. Mr. McCaffrey’s team built CEIX’s coal sales portfolio for 2018 through 2020, resulting in our company being greater than 95% contracted for 2019, 53% contracted for 2020, and 28% contracted for 2021, assuming an annual coal production rate of approximately 27 million tons.

•

Martha A. Wiegand. As the General Counsel and Secretary of CEIX and the general partner of CCR, Ms. Wiegand has played a critical role in leading both internal and external teams of lawyers in her role of advising both boards on various corporate governance and other board-level issues, serves as the top legal advisor for the Pennsylvania Mining Complex and oversees the companies’ land, legal, health, safety and environmental, and internal audit functions. During the year Ms. Wiegand played a lead role in the company’s legal and permitting issues related to obtaining critical mining permits in order for the company to continue its mining efforts in the Pennsylvania Mining Complex.

•

Kurt R. Salvatori. As our Chief Administrative Officer, Mr. Salvatori oversees the company’s Human Resource, Government Affairs, Information Technology and Public Relations functions. During 2018, these functions recorded material reductions in the company’s long-term liability portfolio and implemented a new Enterprise Resource Planning System for the company.

2018 Long-Term Incentive Compensation (LTIC). In January of 2018, our Compensation Committee designed the long-term program for our NEOs to include grants of PSUs and RSUs. The RSUs and PSUs both vest ratably over a three-year period, although vesting of the PSUs is subject to the company’s satisfactory achievement of pre-established performance goals as follows:

Form of 2018 LTIC	Weight	Performance Goal and Vesting Period
Performance-Based Restricted Stock Units (PSUs)	60%	Performance Goals - 50% Relative TSR of XME Metals & Mining Index - 50% Free Cash Flow Net to CEIX Stockholders Ratable vesting over three-year performance period

Service-Based Restricted Stock Units (RSUs)	40%	Ratable vesting over three-year service period

Our Compensation Committee believes the PSUs and RSUs align the interests of our executives with those of our stockholders because (1) the vesting of the RSUs increases executive stock ownership and supports executive retention, and (2) the vesting of the PSUs is tied to the achievement of pre-established goals related to our stock price and the sustained financial and operational stability of our company over the long-term. While most companies tie target relative TSR to peer group median performance, we have imposed a higher performance bar for target vesting. As described below, CEIX is required to perform above the median (60th percentile) to earn target award values.

– 2019 Proxy Statement	27

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

The target accounting values for the 2018 PSU and RSU grants for our NEOs appear below. These values are computed in the same manner as the stock awards in the Summary Compensation Table that appears on page 34 as explained by footnote 3 to the table.

Named Executive Officer	PSU Target Grant ($)	RSU Target Grant ($)
Mr. Brock	$1,528,938	$909,977
Mr. Khani	$1,736,596	$1,033,592
Mr. McCaffrey	$336,004	$199,996
Ms. Wiegand	$83,989	$49,991
Mr. Salvatori	$83,989	$49,991

The vesting of the NEOs’ PSUs will be calculated annually based on the following pre-established equally weighted goals, with the aggregate payout capped at 200% of target performance.

(1)

The TSR relative to the XME Metals and Mining ETF (measured at the end of each year) during the 3-year performance period using the 10-day average closing price ending December 31 for the applicable tranche; and

(2)	Free cash flow net to CEIX stockholders means operating cash flow plus monetization of non-EBITDA producing assets less organic capital expenditure and distributions to non-controlling interests.

The PSU target performance goals for the 2018-2020 performance period appear below:

2018	Weight	50% Target	100% Target	200% Target
Relative TSR	50%	25th Percentile	60th Percentile	75th Percentile
Free Cash Flow Net to CEIX Stockholders	50%	$ 42 million	$ 77 million	$ 111 million

2019	Weight	50% Target	100% Target	200% Target
Relative TSR	50%	25th Percentile	60th Percentile	75th Percentile
Free Cash Flow Net to CEIX Stockholders	50%	$ 26 million	$ 67 million	$ 98 million

2020	Weight	50% Target	100% Target	200% Target
Relative TSR	50%	25th Percentile	60th Percentile	75th Percentile
Free Cash Flow Net to CEIX Stockholders	50%	$ 60 million	$ 132 million	$ 166 million

2018 to 2020 LTIC Payout for 2018 Tranche. The vesting of the 2018-2020 PSUs is calculated annually based on the following pre-established equally weighted performance goals, with the maximum payout capped at 200% of target performance:

Performance Metric	Performance Results	Target Units Earned (%)	Weighting (%)	Total Units Earned (%)
Relative TSR	75th Percentile	200%	50%	100%
Free Cash Flow Net to CEIX Stockholders*	$ 248 million	200%	50%	100%

28	– 2019 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

In February 2019, the Compensation Committee evaluated the company’s achievement against the above-described performance goals, and determined that our NEOs earned the following payouts with respect to the 2018 PSU tranche:

Named Executive Officer	2018 PSU Tranche (at target)	Target Payout (%)	Payout Amounts (# of shares)
Mr. Brock	14,361	200%	28,722
Mr. Khani	16,312	200%	32,624
Mr. McCaffrey	3,155	200%	6,310
Ms. Wiegand	788	200%	1,576
Mr. Salvatori	788	200%	1,576

Our Former Parent Long-Term Incentive Compensation Programs. The awards and payouts described below include awards granted under our former parent’s equity plan and assumed by CEIX under our Omnibus Performance Incentive Plan (the “Omnibus Plan”). These awards included PSUs that are eligible for vesting with respect to the company’s performance during the 2018 Year.

Former Parent 2016 to 2020 LTIC Payout. In January 2016, Messrs. Brock, Khani, McCaffrey and Salvatori were granted PSUs by our former parent that vest, if earned, ratably over a five-year period (January 1, 2016 through December 31, 2020) based on Absolute Stock Price and Relative TSR as compared to the S&P 500. The performance goals established for the 2016 through 2020 performance period for 2018 are as follows:

The vesting of these awards is calculated annually based on the pre-established equally weighted performance goals described above, with the aggregate payout capped at 200% of target performance. Our performance for the 2018 tranche is shown below:

Performance Metric	Performance Results	Target Units Earned (%)	Weighting (%)	Total Units Earned (%)
Relative TSR	99th Percentile	200%	50%	100%
Absolute Stock Price Per Share	$31.37	200%	50%	100%

Relative TSR for the 2018 tranche was measured by comparing CEIX’s common stock price 10-day average closing stock price per share ending on December 31, 2018, against the companies in the S&P 500 as of the same date using a 10-day average closing stock price per share ending on December 31, 2016. The Absolute Stock Price metric for the 2018 tranche was measured by comparing the 2018 target grant date stock price (“GDSP”) of $11.27 per share against CEIX’s 10-day average closing stock price per share ending December 31, 2018 of $31.37 per share.

– 2019 Proxy Statement	29

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

In February 2019, the Compensation Committee evaluated the company’s achievement against the above-described performance goals, and determined that our NEOs (other than Ms. Wiegand who was not a participant in the 2016 LTIC) earned the following payouts with respect to the 2018 PSU tranche:

Named Executive Officer	2018 PSU Tranche (at target)	Target Payout (%)	Payout Amounts (# of shares)
Mr. Brock	9,960	200%	19,920
Mr. Khani	19,920	200%	39,840
Mr. McCaffrey	2,499	200%	4,978
Mr. Salvatori	746	200%	1,492

Former Parent 2017 to 2021 LTIC Payout. In January 2017, only Mr. Khani was granted PSUs by our former parent that vest, if earned, ratably over a five-year period (January 1, 2017 through December 31, 2021) based on Absolute Stock Price and Relative TSR as compared to the S&P 500. The performance goals established for the 2017 through 2021 Performance Period for 2018 and the 2017 “look-back” (described below) are as follows:

The vesting of the 2017-2021 PSU awards is calculated annually based on the pre-established, equally weighted performance goals described above, with the maximum payout capped at 200% of target performance. Our performance for the 2018 tranche is shown below:

Performance Metric	Performance Results	Target Units Earned (%)	Weighting (%)	Total Units Earned (%)
Relative TSR	70th Percentile	168%	50%	84%
Absolute Stock Price Per Share	$31.37	100%	50%	50%

Relative TSR for the 2018 tranche was measured by comparing our company’s common stock price 10-day average closing stock price per share ending on December 31, 2018, against the companies in the S&P 500 as of the same date using a 10-day average closing stock price per share ending on December 31, 2018. The Absolute Stock Price metric for the 2018 tranche was measured by comparing the target GDSP of $31.36 per share against CEIX’s 10-day average closing stock price per share ending December 31, 2018 of $31.37 per share. For the Absolute Stock Price metric, in the event that a tranche fails to pay out at target at the end of a year (a “Missed Year”), the unvested PSUs attributable to the Missed Year vest at target if the company achieves target performance (or greater) at the end of a future period. This is a feature of our former parent’s 2017-2021 LTIC program.

30	– 2019 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

In February 2019, the Compensation Committee evaluated the company’s achievement against the above-described performance goals, and determined that Mr. Khani earned the following payout with respect to the 2017 and 2018 PSU tranche due to the “look-back” feature in our former parent’s LTIC program:

Named Executive Officer	Tranche	Number of PSUs (at target)	Target Payout (%)	Payout Amounts (# of shares)
Mr. Khani	2018 PSU	12,063	134%	16,164
	2017 PSU Look-back	6,031	100%	6,031

2018 Change in Control and CEO Employment Agreements. In connection with a review of the plans and programs that we assumed from our former parent in connection with the separation, our Compensation Committee recommended, and the Board approved, new severance and double trigger cash severance CIC agreements covering each of our NEOs (other than the CEO), as well as an employment agreement for our CEO and President, all of which became effective on February 15, 2018. These agreements generally supersede the terms and conditions that were established by the agreements in place during 2017.

These agreements (including the employment agreement for our CEO) provide for non-CIC severance exclusively upon a termination of employment absent “cause.” In the case of a CIC scenario, each NEO is only entitled to cash severance if, following, or in connection with, a CIC, the NEO’s employment is terminated by CEIX absent “cause” or if the NEO resigns due to constructive termination within a specified period. The purpose of these agreements is to ensure that CEIX (a) offers a compensation package that is competitive with that offered by other companies with whom we compete for talent, (b) retains and relies upon the undivided focus of our senior executives immediately prior to, during and following a CIC, and (c) diminishes the inevitable distraction of our NEOs by virtue of personal uncertainties and risks created by the potential job loss following a CIC.

In addition to the double trigger severance CIC provisions, all of the agreements (including the CEO’s employment agreement) include post termination restrictive covenants relating to confidentiality, non-competition and non-solicitation and also require each NEO to sign an appropriate release of claims. The new agreements do not include any gross up feature arising from the excise tax payable on an excess parachute payment.

The CEO’s employment agreement also provides for a three-year initial term of employment automatically renewed for additional one-year periods unless either party provides advance written notice within sixty days of the end of the term.

Retirement Benefit Plans in Effect During 2018. We maintain several retirement plans, the purpose of which is to attract and retain employees and to ensure an overall competitive compensation and benefits offering for all of our employees, including our NEOs. The maintenance of these plans also reflects commitments made at the time of our separation from our former parent that required us to assume certain plan liabilities as a result of the separation.

•

Qualified Defined Contribution Plan. We maintain a qualified Investment Plan which operates as a 401(k) savings plan for eligible employees of CEIX and its affiliates, including our NEOs. Plan participants may make before-tax and/or after-tax contributions of 1% to 75% of eligible compensation to the plan via payroll deductions. Plan participants who have attained age 50 before the end of the plan year are eligible to make catch-up contributions. A participant may also separately designate from 1% to 75% (not to exceed $10,000) of any incentive compensation payment as a before-tax and/or after-tax contribution. The company matches 100% of a participant’s contribution up to 6% of eligible compensation. The plan also permits certain discretionary contributions ranging from 1% to 6%.

In February 2019, the Compensation Committee authorized a discretionary contribution to be allocated to participants (including our NEOs) in the amount of 6% of eligible plan compensation (subject to annual limits in the Internal Revenue Code of 1986, as amended (the “Code”)). The contribution was made in light of CEIX’s (and its affiliates’) outstanding performance in achieving $248 million in actual free cash flow net to CEIX stockholders. The contribution is attributable to the plan’s 2018 year. Consistent with historical practice, if the discretionary contribution made on behalf of any participant (including an NEO) exceeds the limits for the year, the contribution amount is paid in cash to the employee.

– 2019 Proxy Statement	31

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

•

Qualified Defined Benefit Plan. We also maintain an Employee Retirement Plan, a qualified defined benefit plan under Section 401(a) of the Code, which was initially frozen in 2014 for certain plan participants and then subsequently frozen to all remaining plan participants as of December 31, 2015.

•

Non-Qualified Retirement Restoration Plan (the “Restoration Plan”). We assumed the obligations for certain participants under our former parent’s Restoration Plan and adopted a new plan effective as of the separation under which we will meet our obligation to pay these restoration plan benefits. This plan is an unfunded deferred compensation plan maintained for the benefit of employees whose eligible compensation under the Pension Plan (defined below) exceeded limits imposed by the federal income tax laws. This plan has been frozen since December 31, 2006.

•

Non-Qualified Supplemental Retirement Plan. We also assumed the obligations for certain participants under our former parent’s Supplemental Retirement Plan, and adopted a new plan effective as of the separation under which plan we will meet our obligation to pay these supplemental retirement plan benefits. This plan was frozen effective as of December 31, 2011.

•

Non-Qualified Defined Contribution Restoration Plan (the “New Restoration Plan”). We also assumed obligations for certain participants arising from our former parent’s New Restoration Plan, which unlike the plans discussed above is not frozen and covers our current employees, including our NEOs. Eligibility for benefits under this plan is determined each calendar year, and participants whose eligible plan compensation exceeds the compensation limits imposed by section 401(a)(17) of the Code (up to $275,000 for 2018) are eligible for New Restoration Plan benefits. The amount of each participant’s benefit under this plan is equal to 9% times his or her eligible plan compensation, less 6% times the lesser of his or her annual base salary as of December 31 or the compensation limit imposed by the Code for such year ($275,000 for 2018). These benefits are described in the compensation tables following this CD&A beginning on page 34.

Governance Policies

Clawback Policy. We maintain a clawback policy in our Omnibus Plan that permits our Compensation Committee to recover any award (whether cash or equity based), which is subject to recovery under any law, government regulation, and stock exchange listing requirement or company policy. In addition, any awards made under our Omnibus Plan are subject to recoupment in the event an award recipient violates any restrictive covenant in his or her award agreement relating to confidentiality, non-competition or non-solicitation. During 2018, all CEIX incentive awards (whether cash or equity based) were made under the terms of the Omnibus Plan and thus subject to recovery under our policy.

Stock Ownership Guidelines/Holding Requirements for NEOs. We adopted stock ownership guidelines applicable to each of our NEOs, which require that they own a minimum number of shares of CEIX stock, based upon a multiple of base salary. The guidelines provide each NEO with a five-year period from January 25, 2018 to achieve the applicable ownership level. The ownership requirements applicable to the NEOs are as follows:

Named Executive Officer	Ownership Requirement (As Multiple of Base Salary)
President and Chief Executive Officer	5x
Executive Vice President, Chief Financial Officer and Treasurer	2x
Senior Vice President - Coal Marketing	2x
General Counsel and Secretary	2x
Chief Administrative Officer	2x

Our stock ownership guidelines were adopted to align our NEOs’ (as well as our non-employee directors’) interests with those of our stockholders. Unless an NEO has satisfied his or her guideline level, he or she must retain an amount equal to 50% of the net shares received (after tax withholding) upon the exercise or vesting of any equity award under the Omnibus Plan. Shares counted towards the guideline include: shares owned outright by the executive officer or his or her immediate family members residing in the same household; shares held in trust for the

32	– 2019 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Committee Report

benefit of the executive officer or his or her immediate family members residing in the same household; vested shares of restricted stock; and vested deferred stock units, restricted stock units or performance share units that may only be settled in shares.

No Hedging/Pledging Policy. Our Corporate Governance Guidelines prohibit any executive officer (including an NEO) from entering into speculative transactions in CEIX securities, and similarly prohibit an executive officer from purchasing or selling puts, calls, options or other derivative securities based on CEIX securities. The policy also prohibits hedging or monetization transactions, such as forward sale contracts, in which the holder continues to own the underlying CEIX security without all the risks or rewards of ownership.

Equity Grant Practices Policy. We maintain a written policy for granting equity awards, which describes the Compensation Committee’s practices relating to equity grants to executives and the timing of such grants in relation to material and non-public information and which specifically prohibits the backdating of stock options. The policy also describes the Compensation Committee’s delegation of authority to the Chair and Chief Executive Officer to award equity to non-executive employees. We do not have a practice or policy of timing our grants in relation to the announcement of material non-public information. In accordance with the policy, all stock option grants must have an exercise price equal to the closing price of CEIX common stock on the date of grant.

Perquisites. We provide limited perquisites that we believe are reasonable, competitive and consistent with our compensation program, which are described more fully in the footnotes to the Summary Compensation Table that appears on pages 34-35.

Tax, Accounting and Regulatory Considerations. Our Compensation Committee believes that stockholder interests are best served if their discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. However, our Compensation Committee does not anticipate a shift away from variable or performance-based compensation payable to our executive officers in the future, nor do we anticipate applying less rigor in the process by which we establish performance goals or evaluate performance against such pre-established goals, with respect to compensation paid to our NEOs. In addition, accounting considerations are one of many factors that our Compensation Committee considers in determining compensation mix and amount.

Compensation Risk Assessment. Annually, our Compensation Committee reviews the compensation programs and practices of CEIX. The CEIX pay philosophy provides for an effective balance in cash and equity mix, short and long-term performance periods, and financial and non-financial performance goals, and affords the Compensation Committee discretion to adjust payouts under the company’s compensation plans. Further, CEIX policies to mitigate compensation-related risk include stock ownership guidelines, vesting periods on equity, insider trading prohibitions, a clawback policy, caps on the amount of compensation that may be earned and independent Compensation Committee oversight. In February 2019, the Compensation Committee determined that our plans and programs do not encourage unnecessary risk-taking and do not pose a material adverse effect on the company. The review was conducted by CEIX management with the assistance of the Compensation Committee’s independent compensation consultant, Mercer.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section above with CEIX’s management and, based upon such review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into CEIX’s Annual Report on Form 10-K for the year ended December 31, 2018. The Compensation Committee’s charter is available on our website at www.consolenergy.com.

Members of the Compensation Committee:

Joseph P. Platt, Chair

John T. Mills

William P. Powell

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CEIX under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that CEIX specifically incorporates the Report by reference therein.

– 2019 Proxy Statement	33

EXECUTIVE COMPENSATION INFORMATION | Summary Compensation Table – 2018, 2017 and 2016

Summary Compensation Table – 2018, 2017 and 2016

The following table discloses the compensation for our NEOs, which include Mr. Brock, the principal executive officer of CEIX, Mr. Khani, the principal financial officer of CEIX, and the other three most highly compensated executives of CEIX serving at fiscal year-end 2018: Mr. McCaffrey, Senior Vice President—Coal Marketing; Ms. Wiegand, General Counsel and Secretary; and Mr. Salvatori, Chief Administrative Officer.

Name and Principal Position (a)	Year (b)	Salary(1) (c)	Bonus(2) (d)	Stock Awards(3) (e)	Option Awards (f)	Non-Equity Incentive Compensation(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) (h)	All Other Compensation(6) (i)	SEC Total (j)
James A. Brock President and Chief Executive Officer	2018	$641,163	—	$2,438,915	—	$1,430,000	0	$46,000	$4,556,078
	2017	$419,855	—	$2,138,000	—	$540,042	$417,165	$891,572	$4,406,634
	2016	$409,654	—	$2,368,779	—	$533,000	$301,970	$45,606	$3,659,009
David M. Khani Executive Vice President, Chief Financial Officer and Treasurer	2018	$530,566	—	$2,770,188	—	$739,078	$52,599	$52,814	$4,145,245
	2017	$530,068	$150,000	$3,197,692	—	$612,915	$99,402	$34,122	$4,624,199
	2016	$517,188	—	$3,837,558	$1,855,103	$725,000	$87,749	$51,297	$7,073,895
James J. McCaffrey Senior Vice President - Coal Marketing	2018	$389,500	—	$536,000	—	$389,500	0	$63,472	$1,378,472
	2017	$389,123	$125,000	$450,000	—	$385,021	$428,415	$49,456	$1,827,015
	2016	$379,710	—	$362,657	$187,533	$379,710	$337,242	$66,534	$1,713,386
Martha A. Wiegand General Counsel and Secretary	2018	$297,500	—	$133,980	—	$300,000	$18,866	$47,788	$798,134
	2017	$234,231	$200,000	$300,000	—	$139,379	$21,814	$104,312	$999,736

Kurt R. Salvatori Chief Administrative Officer	2018	$268,885	—	$133,980	—	$266,625	0	$47,096	$716,586
	2017	$240,224	$100,000	$200,000	—	$166,760	$174,051	$30,998	$912,033
	2016	$218,264	—	$56,584	$35,129	$132,501	$88,659	$39,294	$570,431

(1)

The amounts in this column represent base salaries before compensation reduction under any CEIX or affiliated company qualified retirement and/or 401(k) savings plan in effect during 2018. In addition, these salary amounts are not annualized but represent the amounts actually earned and paid to each NEO during 2018; as a result, the base salary numbers above vary slightly from the base salary amounts shown in the chart on page 25 in the “Compensation Discussion and Analysis,” which describes how the 2018 STIC and LTIC amounts are computed.

(2)

The values in this column represent discretionary 2017 cash awards to all of the NEOs, except Mr. Brock, in recognition of their significant contributions to the completion of the separation. No such discretionary awards were made during 2018.

(3)

The values set forth in this column represent the aggregate grant date fair value of the service-based and performance-based restricted stock unit awards made in 2018 computed in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of the stock awards are set forth in Notes 1 and 17 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. For grants of restricted stock units, the fair value per share is equal to the closing price of CEIX’s common stock on the NYSE on the date of grant for awards made by CEIX. With respect to the 2018 grant of PSUs, the value is reported assuming the target level of performance is achieved. The value of the 2018 PSU awards to our NEOs, assuming the maximum level of performance is achieved, are as follows: $4,877,829 (Brock); $5,540,376 (Khani); $1,072,000 (McCaffrey); $267,960 (Wiegand); and $267,960 (Salvatori).

(4)

The 2018 amounts shown in this column represent cash payments made to the NEOs under the 2018 STIC. See the discussion beginning on page 25 in the “Compensation Discussion and Analysis” section for additional information regarding the 2018 plan design, 2018 performance and payouts authorized under the 2018 STIC.

(5)

Amounts in this column reflect the actuarial increase in the present value of each NEO’s benefit under the CEIX’s Employee Retirement Plan, Retirement Restoration Plan, Supplemental Retirement Plan and New Restoration Plan between December 31, 2017 and December 31, 2018. These amounts were determined using the interest rate and mortality assumptions set forth in our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. These amounts represent accounting values and were not realized by our NEOs during 2018. A zero is shown for Messrs. Brock, McCaffrey and Salvatori for 2018 because the actual change in pension value was a decrease in the amount of $57,808 (Brock); $168,820 (McCaffrey); and $92,146 (Salvatori), respectively. This decrease is attributable to changes in interest rates partially offset by an increase in the accrued benefit.

34	– 2019 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Grants of Plan-Based Awards – 2018

(6)	The amounts shown in this column for 2018 are derived as follows:

Category	BROCK	KHANI	McCAFFREY	WIEGAND	SALVATORI
401(k) Plan Contributions(a)	$16,500	$16,500	$16,500	$16,500	$16,133
Vehicle Allowance or Company Car	$13,000	$13,000	$13,000	$13,000	$13,000
Executive Health Physical	—	$1,656	$508	$1,788	$1,830
Business and Country Club Dues	—	$5,158	$16,964	—	—
Discretionary Contribution to 401(k)(b)	$16,500	$16,500	$16,500	$16,500	$16,133

(a)	Annual employer contribution to the 401(k) plan.

(b)

Discretionary contribution made by CONSOL Pennsylvania Coal Company LLC 401(k) Plan; due to the Code’s annual contribution limits on the amount that may be contributed to a qualified plan, a portion or all of the discretionary amount may be paid to plan participants (including an NEO) in cash; in Mr. Brock’s case the full amount above was paid in cash to him, and in Mr.  Salvatori’s case the amount paid to him in cash was $1,466.

Grants of Plan-Based Awards – 2018

The following table sets forth each grant made to an NEO in the 2018 fiscal year under plans established by CEIX.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (STIC Awards)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (PSUs)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (Target)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James A. Brock	Annual STIC	$357,500	$715,000	$1,430,000	—	—	—	—	—	—	—
	2/06/2018	—	—	—	21,543	43,087	86,174	28,724	—	—	$2,438,915
David M. Khani	Annual STIC	$185,698	$371,396	$742,792	—	—	—	—	—	—	—
	2/06/2018	—	—	—	24,740	48,939	97,878	32,626	—	—	$2,770,188
James J. McCaffrey	Annual STIC	$97,375	$194,750	$389,500	—	—	—	—	—	—	—
	2/06/2018	—	—	—	4,734	9,469	18,938	6,313			$536,000
Martha A. Wiegand	Annual STIC	$75,000	$150,000	$300,000	—	—	—	—	—	—	—
	2/06/2018	—	—	—	1.183	2,367	4,734	1,578	—	—	$133,980
Kurt R. Salvatori	Annual STIC	$67,500	$135,000	$270,000	—	—	—	—	—	—	—
	2/06/2018	—	—	—	1,183	2,367	4,734	1,578	—	—	$133,980

(1)	These awards were made pursuant to the 2018 STIC, which is described in the “Compensation Discussion and Analysis” beginning on page 25.

(2)	This column reports the number of PSUs that may be earned by each NEO. The numbers above reflect the threshold (50%), the target (100%) and the maximum (200%) performance levels.

(3)	This column reports the number of CEIX RSUs granted to all of our NEOs during 2018.

(4)

The values set forth in this column reflect awards of PSUs (at target) for each of our NEOs and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The values set forth in this table may not correspond to the actual values that ultimately will be realized by the NEOs upon vesting and settlement.

– 2019 Proxy Statement	35

EXECUTIVE COMPENSATION INFORMATION | Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables

Understanding our Summary Compensation and Grants of Plan-Based Awards Tables

In addition to base salaries, our executive officers receive a mix of at-risk compensation, both short- and long-term, for their services. Pursuant to various plans which were adopted by our former parent or CCR (and assumed by CEIX in connection with the separation), our NEOs are eligible to receive annual cash incentive awards based on the achievement of certain performance targets. With respect to long-term awards, each of our NEOs also is eligible to receive equity awards, which vary depending upon the year in which granted and include RSUs, PSUs (as well as historical grants made by our former parent and CCR) in the form of stock options and or phantom units. The RSUs and PSUs and the plans under which they are awarded are discussed below, and in greater detail in the “Compensation Discussion and Analysis” on pages 27-28.

STIC

To be eligible to receive an annual award under the STIC, an NEO must generally be an active, full-time employee on December 31 of the year for which the award was granted. For more information on the STIC, see the discussion beginning on page 25 in the “Compensation Discussion and Analysis” section.

RSUs

RSUs granted by our former parent were converted into CEIX awards under our Omnibus Plan. Our Compensation Committee determines the number of RSUs to be granted to each executive participant, the duration of such awards, the conditions under which the RSUs may be forfeited to CEIX, and the other terms and conditions of such awards. RSUs are structured to comply with Section 409A of the Code. Accordingly, distributions will be made only upon a permissible distribution event, including upon separation from service.

PSUs

PSU awards were also granted and represent a contingent right to receive shares of CEIX common stock to the extent such units are earned and become payable pursuant to the terms of the plan and related award documents. For more information on the PSU awards, see the discussion beginning on page 27 in the “Compensation Discussion and Analysis” section.

Options

Option grants included in the Summary Compensation Table reflect historical grants made by our former parent and remain outstanding awards under former parent’s equity plan. These awards generally vest ratably over a three-year period from the grant date with each option, once vested, representing the right to receive one share of stock upon exercise of the option. Our former parent’s compensation committee determined the number of options to be granted to each executive participant, the terms of the option (generally 10 years), and the other terms and conditions of their option awards.

Phantom Units

A phantom unit is a notional unit that entitles the grantee to receive a common unit upon vesting of the phantom unit, typically tied to a vesting schedule based on years of service or time, equal to the fair market value of a common unit. The phantom units described in our compensation tables refer to awards made before 2018 and were granted under the 2015 CONSOL Coal Resources LP Long-term Incentive Plan during 2017.

36	– 2019 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Outstanding Equity Awards at Fiscal Year-End for CEIX – 2018

Outstanding Equity Awards at Fiscal Year-End for CEIX – 2018

The following table sets forth unvested RSU and PSU awards that have been awarded to our NEOs by our former parent and CEIX and were outstanding as of December 31, 2018.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) (Exercisable) (b)	Number of Securities Underlying Unexercised Options (#) (Unexercisable) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Options (d)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(6)
James A. Brock	—	—	—	—	—	45,491	(8)	$1,442,520	68,566	(9)	$2,174,228
	—	—	—	—	—	28,722	(5)	$910,775
	—	—	—	—	—	19,920	(7)	$631,633
David M. Khani	—	—	—	—	—	69,996	(1)	$2,219,573	160,555	(4)	$5,091,199
	—	—	—	—	—	14,296	(2)	$453,326
	—	—	—	—	—	39,840	(7)	$1,263,326
	—	—	—	—	—	22,195	(6)	$703,803
	—	—	—	—	—	32,624	(5)	$1,034,507
James J. McCaffrey	—	—	—	—	—	10,784	(8)	$341,961	16,282	(9)	$516,302
	—	—	—	—	—	6,310	(5)	$200,090	—		—
	—	—	—	—	—	4,978	(7)	$157,852	—		—
Martha A. Wiegand	—	—	—	—	—	6,049	(8)	$191,814	1,579	(10)	50,070
	—	—	—	—	—	1,576	(5)	$49,975
Kurt R. Salvatori	—	—	—	—	—	3,814	(8)	$120,942	4,573	(9)	$145,010
	—	—	—	—	—	1,576	(5)	$49,975	—		—
						1,492	(7)	$47,311

(1)	RSUs granted on January 31, 2017, December 12, 2017 and February 6, 2018 vest in three equal installments (subject to rounding) beginning on the first anniversary of the grant date.

(2)	RSUs granted on January 31, 2014 vest in one lump sum on the fifth anniversary of the grant date, subject to continued employment.

(3)	The market value for RSUs was determined by multiplying the closing market price for CEIX common stock on December 31, 2018 ($31.71) by the number of shares underlying the RSU awards.

(4)

Represents the number of unvested PSUs as of December 31, 2018. The performance period (i) for the PSUs granted in 2018 is January 1, through December 31, 2020, with vesting one-third per year, (ii) for the PSUs granted in 2017 is January 2017 through December 2021, vesting one-fifth per year, and (iii) for the PSUs granted in 2016 is January 2016 through December 2020, vesting one-fifth per year. The amounts presented for the 2017 and 2018 PSU awards are based on achieving target performance levels and for the 2016 PSUs at maximum performance levels. The 2016 and 2017 PSU awards provide for a look-back payout at target for missed years if the Absolute Stock Price performance goal associated with the award is achieved at target performance levels or greater at the end of a future period.

(5)	The performance period for the 2018 tranche of the 2016 PSU awards was January 1, 2018 through December 31, 2018. These amounts are based on actual performance results for the period.

(6)	The market value for PSUs was determined by multiplying the closing market price for CEIX common stock on December 31, 2018 ($31.71) by the number of shares underlying the PSU awards.

(7)	The performance period for the 2018 tranche of the 2016 PSU awards was January 1, 2018 through December 31, 2018. The amounts are based on actual results for the period.

(8)	RSUs granted on December 12, 2017 and February 6, 2018 vest in three equal installments (subject to rounding) beginning on the first anniversary of the grant date.

– 2019 Proxy Statement	37

EXECUTIVE COMPENSATION INFORMATION | Option Exercises and Stock Vested Table – 2018

(9)

Represents the number of unvested PSUs as of December 31, 2018. The performance period for the PSUs granted in 2016 is January 2016 through December 2020, vesting one-fifth per year, and for the PSUs granted in 2018 is January 2018 through December 2021, vesting one-third per year. The amounts presented for the 2018 PSU awards are based on achieving the target level and for the 2016 at maximum level. The 2016 PSU awards provide for a look-back payout at target for missed years if the Absolute Stock Price portion of the award is achieved at target performance or greater at the end of a future period.

(10)

Represents the number of unvested PSUs as of December 31, 2018. The performance period for the PSUs granted in 2018 is January 1, 2018 through December 31, 2021, vesting one-third per year. The amounts presented for the 2018 PSU awards are based on achieving the target level.

Option Exercises and Stock Vested Table – 2018

The following table sets forth information concerning any vesting of RSUs and PSUs of CEIX (some of which were initially granted by our former parent) during fiscal 2018.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James A. Brock	—	—	38,618	$1,231,176
David M. Khani	—	—	88,862	$2,823,963
James J. McCaffrey	—	—	22,905	$516,267
Martha A. Wiegand	—	—	2,235	$73,599
Kurt Salvatori	—	—	3,859	$123,403

(1)	There are no stock options outstanding that were granted by CEIX.

(2)

These amounts reflect the number of shares relating to RSUs that vested on the applicable vesting date, prior to the withholding of any shares to satisfy taxes for each of the NEOs affected. Values include the vesting of (i) RSU awards granted in 2015 and 2017, (ii) PSU awards granted in 2015 and 2016 and (iii) the value of phantom units granted in 2017.

38	– 2019 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Pension Benefits Table – 2018

Pension Benefits Table – 2018

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, including tax-qualified defined benefit plans and non-qualified defined benefit plans (which we refer to as the Retirement Restoration Plan, the Supplemental Retirement Plan and the New Restoration Plan), but excluding nonqualified defined contribution plans.

Name	CEIX Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
James A. Brock	Employee Retirement Plan	34	$1,307,571	—
	Retirement Restoration Plan	25	$169,268	—
	Supplemental Retirement Plan	20	$1,610,837	—
	New Restoration Plan	7	$370,115	—
David M. Khani	Employee Retirement Plan	3	$36,212	—
	Retirement Restoration Plan	—	$—	—
	Supplemental Retirement Plan	.25	$18,301	—
	New Restoration Plan	7	$413,702	—
James J. McCaffrey	Employee Retirement Plan	37	$1,466,489	—
	Retirement Restoration Plan	28	$526,953	—
	Supplemental Retirement Plan	20	$1,528,275	—
	New Restoration Plan	7	$242 ,036	—
Martha A. Wiegand	Employee Retirement Plan	6	$34,392	—
	Retirement Restoration Plan	—	$—	—
	Supplemental Retirement Plan	—	$—	—
	New Restoration Plan	3	$49,025	—
Kurt R. Salvatori	Employee Retirement Plan	23	$428,915	—
	Retirement Restoration Plan	—	$—	—
	Supplemental Retirement Plan	19	$287,100	—
	New Restoration Plan	7	$94,405	—

(1)

The accumulated benefits included in this column were computed through December 31, 2018 using the assumptions stated in the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (Note 14).

Understanding Our Pension Benefits Table

This section provides information regarding CEIX’s retirement programs, which include the following plans that were either adopted or assumed in connection with the separation:

•	Employee Retirement Plan;

•	Retirement Restoration Plan;

•	Supplemental Retirement Plan; and

•	New Restoration Plan.

Employee Retirement Plan (the “Pension Plan”)

CEIX assumed sponsorship of the CONSOL Energy Inc. Employee Retirement Plan (the “Pension Plan”), which was previously sponsored by our former parent and is a qualified defined benefit plan that pays retirement benefits based on years of service and compensation. The Pension Plan is a qualified plan, meaning that it is subject to a variety of Internal Revenue Service rules. Effective December 31, 2015, the Pension Plan was frozen and no employee, including any of our NEOs, is eligible for future accruals under the plan.

– 2019 Proxy Statement	39

EXECUTIVE COMPENSATION INFORMATION | Understanding Our Pension Benefits Table

Eligibility. Historically, the Pension Plan covered employees of CEIX and affiliated participating companies that are classified as regular, full-time employees or that complete 1,000 hours of service during a specified twelve-month period. As mentioned above, the plan was frozen on December 31, 2015 for all participants as of December 31, 2015. As a result of these amendments, none of our NEOs have accrued any additional benefits under the Pension Plan after December 31, 2015.

Incapacity Retirement. Employees who have attained age 40 with at least 10 years of service who are deemed disabled and consequently receive a Social Security disability award (proving the disability occurred while employed by CEIX or a participating affiliated company) are eligible for an incapacity retirement resulting in an unreduced benefit under the Pension Plan, payable in the form of an annuity, commencing the month following termination. Messrs. Brock, McCaffrey and Salvatori and Ms. Wiegand have satisfied the age and service conditions necessary to be eligible for incapacity retirement under the Pension Plan as of December 31, 2018, if any such person had incurred a qualifying disability as of that date.

Separation Retirement. Employees who terminate employment with five or more years of service prior to attaining age 50, or who have attained age 50 but have fewer than 10 years of service upon termination, qualify for separation retirement. The accrued vested benefit is payable at a reduced amount for payments commencing prior to age 65, or the full benefit may be paid at age 65. As of December 31, 2018, Messrs. Khani and Salvatori and Ms. Wiegand are eligible for separation retirement under the Pension Plan; provided, however, that Ms. Wiegand and Mr. Salvatori would not be entitled to payment until each NEO attained age 50.

Early Retirement. Employees who have completed 10 or more years of service and are age 50 or older upon termination are eligible for early retirement. Under early retirement, an employee may elect to defer payment to age 65 or elect to begin receiving payment the first of any month up to age 65, subject to a reduction for age. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. As of December 31, 2018, Messrs. Brock and McCaffrey are eligible for early retirement under the Pension Plan. Ms. Wiegand and Mr. Salvatori will be eligible once they attain age 50.

Normal Retirement. Employees who terminate employment and have attained age 65 qualify for normal retirement. Payment of the full benefit commences the month following termination. None of the NEOs qualify for normal retirement under the Pension Plan as of December 31, 2018, if they had terminated employment on that date.

Form of Payment. The portion of accrued pension benefits earned under the Pension Plan as of December 31, 2005 may be, upon the election of the participant, paid in the form of a lump-sum payment except in the case of an incapacity retirement as discussed above. Pension benefits earned after January 1, 2006 are payable in the form of a single life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity or 100% joint and survivor annuity.

Calculation of Benefits. Pension benefits, which are now frozen, are based on an employee’s years of service and average monthly pay during the employee’s five highest-paid years while eligible for service under the Pension Plan. Average monthly pay for this purpose excludes compensation in excess of limits imposed by the Code. Since the Pension Plan is frozen, average monthly pay is based on pay as of December 31, 2014 for Mr. Khani and Ms. Wiegand, and as of December 31, 2015 for Messrs. Brock, McCaffrey and Salvatori. Prior to January 1, 2006, pension benefits were calculated based on the average monthly pay during the employee’s three highest-paid years and included annual amounts payable under CEIX’s STIC, again excluding compensation in excess of limits imposed by the Code.

Retirement Restoration Plan (the “Restoration Plan”)

CEIX assumed the obligations for certain participants under our former parent’s Restoration Plan and adopted a new plan effective as of the separation under which it will meet its obligation to pay these restoration plan benefits. This plan is an unfunded deferred compensation plan maintained by the company for the benefit of employees whose eligible compensation under the Pension Plan exceeded limits imposed by the federal income tax laws. This plan has been frozen since December 31, 2006.

40	– 2019 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Potential Payments Upon Termination or Change in Control Tables

Supplemental Retirement Plan

CEIX also assumed the obligations for certain participants from our former parent’s Supplemental Retirement Plan, and adopted a new plan effective as of the separation under which it will meet its obligation to pay these supplemental retirement plan benefits. This plan has been frozen since December 31, 2011.

New Restoration Plan

CEIX also assumed obligations for certain participants arising from our former parent’s New Restoration Plan, which, unlike the plans discussed above, is not frozen and covers current CEIX employees, including our NEOs. Eligibility for benefits under this plan is determined each calendar year, and participants whose eligible plan compensation exceeds the compensation limits imposed by Section 401(a)(17) of the Code (up to $275,000 for 2018) are eligible for New Restoration Plan benefits. The amount of each participant’s benefit under this plan is equal to 9% times his or her eligible plan compensation, less 6% times the lesser of his or her annual base salary as of December 31 or the compensation limit imposed by the Code for such year ($275,000 for 2018).

Potential Payments Upon Termination or Change in Control Tables

Except as otherwise provided, the following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including, without limitation, resignation, an incapacity retirement or an involuntary termination absent cause of one of our NEOs, or a CIC of CEIX as defined by applicable plans and agreements.

For each currently employed NEO, the payments and benefits detailed in the tables below are in addition to any payments under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis. The tables also assume that employment termination and/or a CIC occurred on December 31, 2018 and are based only on agreements in place as of December 31, 2018.

– 2019 Proxy Statement	41

EXECUTIVE COMPENSATION INFORMATION | Potential Payments Upon Termination or Change in Control Tables

A description of the key elements of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or CIC are described under “Compensation Discussion and Analysis” on page 31 and further explained in the section following these tables entitled “Understanding our Change in Control and Employment Termination Tables and Information.” The footnotes to the tables also describe the assumptions that were used in calculating the amounts described below.

James A. Brock*

Payments Upon Termination	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$1,950,000
Short-Term Incentive(2)	—	$715,000	$715,000	$715,000	$2,145,000
Non-CIC Severance(3)	—	$1,300,000	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	$252,982	$252,982	$252,982	—	$1,442,520
PSUs: Unvested	$379,505	$379,505	$379,505	—	$759,011
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$25,000
Healthcare Continuation(6)	—	$22,183	—	—	$22,183
401(k) payment(7)	—	—	—	—	$24,750
Supplemental Retirement Plan(8)	—	—	—	—	$627,565
New Restoration Plan(9)	—	—	—	—	$146,827
280G Tax Reduction(10)	—	—	—	—	$(1,454,831)
TOTAL	$632,487	$2,669,670	$1,347,487	$715,000	$5,688,025

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

David M. Khani*

Payments Upon Termination	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$1,326,415
Short-Term Incentive(2)	—	$371,396	$371,396	—	$1,354,929
Non-CIC Severance(3)	—	$530,566	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	$1,783,909	$287,356	$1,783,909	—	$2,672,899
PSUs: Unvested	$4,238,581	$431,065	$4,238,581	—	$7,214,853
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$25,000
Healthcare Continuation(6)	—	$25,336	—	—	$25,336
401(k) payment(7)	—	—	—	—	$24,750
Supplemental Retirement Plan(8)	—	—	—	—	$13,274
New Restoration Plan(9)	—	—	—	—	$112,018
TOTAL	$6,022,490	$1,645,719	$6,393,886	—	$12,769,474

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

42	– 2019 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Potential Payments Upon Termination or Change in Control Tables

James J. McCaffrey*

Payments Upon Termination	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$779,000
Short-Term Incentive(2)	—	$194,750	$194,750	—	$612,734
Non-CIC Severance(3)	—	$389,500	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	$55,588	$55,587	$55,587	—	$341,961
PSUs: Unvested	$65,798	$65,798	$65,798	—	$131,596
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$25,000
Healthcare Continuation(6)	—	$21,784	—	—	$21,784
401(k) payment(7)	—	—	—	—	$24,750
Supplemental Retirement Plan(8)	—	—	—	—	$701,024
New Restoration Plan(9)	—	—	—	—	$63,684
TOTAL	$121,386	$727,419	$316,135	—	$2,701,533

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

Martha A. Wiegand*

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$600,000
Short-Term Incentive(2)	—	$150,000	$150,000	—	$300,000
Non-CIC Severance(3)	—	$300,000	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	$13,889	$13,889	$13,889	—	$191,814
PSUs: Unvested	$20,833	$20,833	$20,833	—	$41,667
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$25,000
Healthcare Continuation(6)	—	$13,701	—	—	$13,701
401(k) payment(7)	—	—	—	—	$24,750
New Restoration Plan(9)	—	—	—	—	$32,146
TOTAL	$34,722	$498,423	$184,722	—	$1,229,078

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

– 2019 Proxy Statement	43

EXECUTIVE COMPENSATION INFORMATION | Potential Payments Upon Termination or Change in Control Tables

Kurt R. Salvatori

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$540,000
Short-Term Incentive(2)	—	$135,000	$135,000	—	$270,000
Non-CIC Severance(3)	—	$270,000	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	$13,889	$13,889	$13,889	—	$120,942
PSUs: Unvested	$20,833	$20,833	$20,833	—	$41,667
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$25,000
Healthcare Continuation(6)	—	$25,336	—	—	$25,336
401(k) payment(7)	—	—	—	—	$24,300
Supplemental Retirement Plan(8)	—	—	—	—	$478,240
New Restoration Plan(9)	—	—	—	—	$27,147
280G Tax Reduction(10)	—	—	—	—	$(286,649)
TOTAL	$34,722	$465,058	$169,722	—	$1,265,983

(1)

In the event of a qualifying termination in connection with a CIC, each of our NEOs would be entitled to a lump sum cash payment equal to a multiple of base salary plus a multiple of incentive pay (the multiple for Mr. Brock is 3.0, for Mr. Khani is 2.5, for Mr. McCaffrey is 2.0, for Ms. Wiegand is 2.0, and for Mr. Salvatori is 2.0). The narrative following these tables contains a description of events that constitute a CIC.

(2)

In the event of death, each NEO would earn a pro rata portion of his or her short-term incentive award. In the event of a qualifying termination in connection with a CIC, each NEO would also be entitled to a pro-rated payment of his or her short-term incentive compensation based upon the length of service during the year in which the termination occurred under the terms of their CIC agreements. Assuming a target payout for 2018 and a CIC at year-end on December 31, 2018, each of these NEOs would receive, in addition to the amount shown in the table, the amounts set forth in the Grants of Plan-Based Awards Table under the target amounts for non-equity incentive plan awards.

(3)

Under the CIC and severance agreements adopted in 2018, each NEO is entitled to a cash lump sum benefit equal to a multiple of his or her base salary, but only in the event the executive is involuntarily terminated by the company absent cause (the multiple for Mr. Brock is 2.0 and for all of the other NEOs the multiple is 1.0).

(4)

Under the terms of the CIC and severance agreements covering our NEOs, all of their outstanding equity awards would vest in the event of a CIC resulting in the NEO’s termination of employment. The accelerated awards shown in this section for Messrs. Brock, McCaffrey and Salvatori and Ms. Wiegand relate only to the RSU awards granted on December 12, 2017 and February 6, 2018. For Mr. Khani, the accelerated awards shown in this section relate to RSU awards granted on January 31, 2014, January 31, 2017, December 12, 2017 and February 6, 2018. Awards shown in this section are valued based on the company’s closing stock price of $31.71 on December 31, 2018.

(5)	Represents the lump sum payment due each NEO for outplacement services under their CIC agreements assuming a qualifying termination related to a CIC event on December 31, 2018.

(6)

Represents the lump sum payment due each NEO for the continuation of medical, drug and dental coverage for 18 months under their CIC agreements assuming a qualifying termination without cause absent a CIC or a qualifying termination related to a CIC event on December 31, 2018.

(7)	Represents the supplemental 401(k) contribution due each NEO under their CIC and severance agreements assuming a qualifying termination related to a CIC event on December 31, 2018.

(8)	Represents the benefit due Messrs. Brock, Khani, McCaffrey and Salvatori under the Supplemental Retirement Plan in the event of a qualifying termination related to a CIC event on December 31, 2018.

(9)	Represents the benefit due each NEO under the terms of the New Restoration Plan in the event of a qualifying termination related to a CIC event on December 31, 2018.

(10)

This calculation is an estimate for proxy disclosure purposes only. Note that actual payments for Messrs. Brock and Salvatori would be reduced pursuant to the terms of their respective CIC agreements by the amounts shown in the above tables under “280G Tax Reduction.” Payments made in connection with an actual CIC may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing equity awards, changes in compensation, reasonable compensation analyses and the value of any covenant not to compete and also including assumed federal and applicable tax rates for each NEO.

44	– 2019 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Understanding Our Change in Control and Employment Termination Tables and Information

Understanding Our Change in Control and Employment Termination Tables and Information

This section provides certain information regarding some of our agreements, plans and programs, which provide for benefits to be paid to our NEOs in connection with employment termination and/or a CIC of the company with respect to each of our NEOs.

RSUs

Awards granted before separation. All shares subject to RSU awards issued under the Omnibus Plan that were originally granted by our former parent in 2016 and 2017 will vest in full upon a termination of employment other than for “cause” (as defined in our plan) related to:

•	Incapacity Retirement under the CEIX Pension Plan; or

•	Death.

Also, if an NEO’s employment is terminated for “cause” or if the NEO breaches the non-competition or proprietary information covenants, then, in addition to awards being cancelled with respect to any unvested shares, the NEO will also forfeit all of his or her right, title and interest in and to any shares which have vested under existing awards and which are held by him or her at that time or are otherwise subject to deferred issuance. To the extent an NEO has sold any of his or her vested shares within the six-month period ending with the date of the NEO’s termination for “cause” or breach of the non-competition or proprietary information covenants or at any time thereafter, then the NEO will be required to repay to CEIX, within 10 days after receipt of written demand from CEIX, the cash proceeds received upon each such sale, provided the demand is made by CEIX within one year after the date of that sale. In the event employment is terminated because of a reduction in force, the NEO will not be subject to the non-competition and certain non-solicitation provisions contained in the award agreement.

RSU awards originally granted by our former parent, whether or not vested, vest upon a change in control (CIC) as defined in the Omnibus Plan, unless otherwise provided for in an award agreement. This is in contrast to RSUs granted post-separation by CEIX, which include double trigger vesting provisions described immediately below.

Awards granted on December 12, 2017 or February 6, 2018. For RSU awards issued by CEIX after our separation from our former parent, such awards vest on a pro rata basis only in the event of a termination of employment other than for “cause” as follows:

•	Incapacity Retirement under the CEIX Pension Plan (or “Disability” as defined by the Omnibus Plan for RSUs granted in 2018);

•	Death;

•	Involuntary termination of NEO’s employment by CEIX absent “cause” (as defined by the Omnibus Plan); or

•	Attainment of age 50 (age 55 for 2018 grants).

In these circumstances, the NEO is entitled to retain a prorated portion of the RSUs based on the ratio of the number of completed months that the NEO worked during the vesting period. Any remaining portion of the award is forfeited. Similar to the pre-separation RSUs, if an NEO is terminated for “cause” or breaches the restrictive covenants relating to confidentiality, non-competition or non-solicitation, all unvested shares covered by the award are immediately forfeited and any vested shares are subject to recoupment by CEIX within one year after CEIX’s discovery of the NEO’s breach of any covenant.

Full vesting of RSU awards will occur in a CIC scenario as described below. If an acquirer assumes the RSU awards, and within two years following the CIC, the NEO terminates employment by reason of death, Disability, after reaching age 50, or if the assuming company terminates the NEO’s employment without cause, the RSUs will vest in full. In the event of a CIC where the RSUs are not assumed, the RSUs will immediately vest and be settled as soon as practicable.

– 2019 Proxy Statement	45

EXECUTIVE COMPENSATION INFORMATION | Understanding Our Change in Control and Employment Termination Tables and Information

PSUs

All PSUs granted before separation. Any PSU award shown in the table that was initially issued by our former parent will vest either in full or on a pro rata basis (as noted below) upon a termination of employment other than for “cause” (as defined in our plan) related to:

•	Attainment of age 62 (pro rata vesting only);

•	Death (full vesting);

•	Disability (pro rata vesting only); or

•	Qualifying Separation (full vesting).

In all cases, the NEO will be entitled to retain the PSUs and receive payment therefor, only to the extent the PSUs are earned and payable, as approved by the Compensation Committee after evaluating the company’s actual performance against the performance goals attached to such awards at the end of the performance period. In the case of a termination on or after the NEO attaining the age of 62 or on account of Disability, the NEO’s prorated award will be based on the ratio of the number of completed months that the NEO worked in the performance period.

With respect to outstanding PSUs granted prior to 2017, the termination provisions generally are the same, except that (i) there will be no Qualifying Separation and (ii) if an NEO’s employment terminates by reason of a reduction in force as specified and implemented by CEIX prior to any payment date, the NEO will be entitled to retain the PSUs and receive payment, to the extent earned and payable.

PSU awards, whether or not vested, vest upon a change in control (CIC) as defined in the Omnibus Plan, unless otherwise provided for in an award agreement. However, with respect to outstanding PSU awards, upon a CIC, the applicable performance goals will be deemed to have been achieved on such date and the PSUs will be paid based on performance relative to such goals as of such date, with the value of such PSUs to be settled on the closing date of the CIC transaction; provided, however, that in the event of a CIC, PSUs may be settled in cash and/or securities or other property.

PSUs granted by CEIX in 2018. PSUs granted in 2018 after our separation from our former parent will vest on a pro rata basis upon a termination of employment other than for “cause” (as defined in the Omnibus Plan) related to:

•	Attainment of age 55;

•	Death;

•	Disability (as defined in the Omnibus Plan) or;

•	Change in Control (as defined in the Omnibus Plan).

In all cases (other than a CIC), the NEO will be entitled to retain the PSUs and receive payment therefor, only to the extent that the PSUs are earned and payable, as approved by the Compensation Committee after evaluating the company’s actual performance against the performance goals attached to such awards at the end of the performance period. The pro rata portion of the PSUs that vest will be determined by multiplying the number of PSUs earned based on the ratio of the number of completed months that the NEO worked in the performance period against the number of months in the full performance period.

In the event of a CIC, the PSUs will vest on a pro rata basis (as described above) and be deemed earned in an amount equal to the greater of (x) the target performance level, or (y) the level of achievement of the performance goals for the PSUs as determined by the Compensation Committee through the date of the CIC, if determinable.

Omnibus Performance Incentive Plan Definitions

The following definitions and provisions are set forth in our Omnibus Plan:

“Cause” is defined, unless otherwise defined in the applicable award agreement, as a determination by the Compensation Committee that a person has committed an act of embezzlement, fraud, dishonesty or breach of

46	– 2019 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Understanding Our Change in Control and Employment Termination Tables and Information

fiduciary duty to CEIX, deliberately and repeatedly violated the rules of CEIX or the valid instructions of the Board or an authorized officer of CEIX, made any unauthorized disclosure of any previously undisclosed material secrets or confidential information of CEIX, or engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to CEIX.

“Change in control” means (unless otherwise provided for in an equity award agreement) the earliest to occur of:

•

any one person (other than the company, trustee or other fiduciary holding securities under an employee benefit plan of the company and any company owned, directly or indirectly, by the stockholders of the company in substantially the same proportions as their ownership of company stock), or more than one person acting as a group, is or becomes the “beneficial owner” of shares that, together with the shares held by that person or group, possess more than 50% of the total fair market value or total voting power of the company’s shares;

•

a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•

the sale of all or substantially all of the company’s assets; provided, however, that in addition to the foregoing, such event must also qualify as a CIC event within the meaning of Treas. Reg. Section 1.409A-3(i)(5)(i) with respect to the company.

“Disability” is defined, unless otherwise defined in the applicable award agreement, as an award recipient’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12-consecutive calendar months), to perform for CEIX or an affiliate of CEIX substantially the same services as he or she performed prior to incurring the incapacity or injury.

Supplemental Retirement Plan

If a participant’s employment with CEIX or any subsidiary terminates for cause (which is defined in the Supplemental Retirement Plan to include a violation of any non-solicitation, non-competition or non-disclosure provision contained in any agreement entered into by and between a participant and CEIX or any subsidiary), no benefits will be payable under the Supplemental Retirement Plan. Additionally, each participant agrees by participating in the Supplemental Retirement Plan that within 10 days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six months prior to the date of the earliest breach. A forfeiture of Supplemental Retirement Plan benefits will also occur for certain “cause” events even if the event does not occur or is not discovered until after any termination of employment. Benefits under the Supplemental Retirement Plan will immediately vest upon death or disability of a participant or upon a CIC (as described below).

Further, the participant will be entitled to receive the vested benefits in a lump sum payment if the participant’s employment is terminated after, or in connection with, a change of control (as defined in the Supplemental Retirement Plan) on account of:

•	an involuntary termination associated with a CIC within the two year period after the CIC, or

•

a termination by CEIX other than for cause or due to the participant’s death or disability that (A) occurs not more than three months prior to the date on which a CIC occurs or (B) is required by a third party who initiates a CIC.

The benefit will be calculated as if the participant terminated on the date of the CIC, but the participant will be considered only for purposes of applying the appropriate actuarial reduction to have a minimum age of 55 and a minimum of 20 years of credited service. Additional service credit will also be provided for the term of any payments under a participant’s CIC Agreement, if any, with CEIX. See “Understanding our Pension Benefits Table” beginning on page 39 for more information regarding the Supplemental Retirement Plan.

– 2019 Proxy Statement	47

EXECUTIVE COMPENSATION INFORMATION | Understanding Our Change in Control and Employment Termination Tables and Information

New Restoration Plan

In the event a participant in the New Restoration Plan terminates employment with CEIX and its subsidiaries in connection with a change in control (CIC) (as defined in the New Restoration Plan), the participant is entitled to a contribution to the New Restoration Plan for the year in which the termination occurs. If such termination occurs prior to September 30 of a calendar year, then such contribution will be based upon the participant’s base salary and target bonus for the year and, if such termination occurs on or after September 30 of a calendar year, such contribution will be based upon the participant’s base salary and actual bonus for the year. Notably, the same contribution treatment applies for participants who incur an involuntary termination of employment due to death, disability, incapacity retirement or reduction in force, and the same compensation treatment for terminations that occur on or after September 30 applies to participants who voluntarily resign from employment. If a participant’s employment terminates on account of “cause” (as defined in the New Restoration Plan), no benefits will be payable under the plan. Additionally, each participant agrees by participating in the New Restoration Plan that within 10 days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six months prior to the date of the earliest breach. A forfeiture of New Restoration Plan benefits will also occur for certain “cause” events even if the event does not occur or is not discovered until after any termination of employment.

Agreements in Place During 2018 (Change in Control and Non-CIC Severance)

As of December 31, 2018, all of our NEOs were covered by an agreement providing for CIC protection.

2018 Change in Control Agreements for Messrs. Khani, McCaffrey and Salvatori and Ms. Wiegand and Employment Agreement for Mr. Brock. During 2018, CEIX entered into severance and CIC agreements with all of our NEOs. In addition, CEIX entered into an individual employment agreement with our CEO and President that includes CIC severance protection. Generally, these agreements supersede the terms and conditions that were established by CIC agreements in place before 2018.

The agreements for the NEOs (including the CEO employment agreement) provide for both (i) non-CIC cash severance and (ii) CIC cash severance exclusively upon a termination of employment absent “cause,” subject to the following requirements. In the case of a “CIC scenario,” the agreement is “double trigger” and each executive is only entitled to cash severance if, following, or in connection with, a CIC, the executive’s employment is terminated by CEIX absent “cause” or if the executive resigns due to constructive or good reason termination within 90 days prior to the CIC or within two years following the CIC. These agreements (including the CEO employment agreement) do not include any gross up feature arising from the excise tax payable on an excess parachute payment.

Under these agreements, each NEO would be entitled to receive:

•

a lump sum cash payment equal to a multiple of base salary (2x for Mr. Brock; 1x for Mr. Khani; 1x for Mr. McCaffrey; 1x for Ms. Wiegand; and 1x for Mr. Salvatori) in a non-CIC involuntary termination of employment absent “cause”;

•

a lump sum cash payment equal to a multiple of base salary plus a multiple of annual incentive pay in an involuntary termination of employment or constructive (or good reason) termination related to a CIC absent “cause” (3x for Mr. Brock; 2.5x for Mr. Khani; 2x for Mr. McCaffrey; 2x for Ms. Wiegand; and 2x for Mr. Salvatori);

•	a prorated payment of the executive’s annual incentive compensation for the year in which the termination occurs in both a CIC and non-CIC termination;

•

accelerated vesting of any outstanding long-term incentive compensation upon the second trigger related to a CIC termination event; provided, however, that any outstanding performance-based awards will be settled at the greater of target or actual performance (if ascertainable at the CIC) and prorated for service to the date of the CIC;

•	continued healthcare for 18 months for both a CIC and non CIC termination absent “cause”;

•	outplacement assistance in the form of a cash payment equal to $25,000 in a CIC termination only;

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EXECUTIVE COMPENSATION INFORMATION | Understanding Our Change in Control and Employment Termination Tables and Information

•

a cash payment equal to the total amount the executive would have received under the CONSOL Energy 401(k) plan assuming he or she continued employment for a period of eighteen (18) months in a CIC termination only; and

•

a pension enhancement in the form a cash payment equivalent to the difference between the present value of the executive’s accrued benefit at his or her actual termination date under CEIX’s qualified defined benefit plan and (if eligible) any plans sponsored by the Company or any of its affiliates providing non-qualified retirement benefits, the present value of the accrued benefit the executive would have received assuming he or she continued employment for 18 months in a CIC termination only.

The agreements also contain confidentiality, non-competition and non-solicitation obligations for each of our NEOs (including the employment agreement for Mr. Brock) pursuant to which NEOs have agreed not to compete with the business for two years, or to solicit customers or employees for one year following a termination of employment.

No payment or benefits are provided under any of these agreements (including the CEO’s employment agreement) unless the NEO executes, and does not revoke, a written release of any and all claims (other than entitlements under the terms of the agreements or which may not be released under applicable law).

For purposes of these agreements, the following definitions apply:

“Cause” is defined as a determination by a majority of the board of directors of CEIX that the executive has

(a)	engaged in gross negligence in the performance of his or her duties;

(b)	been convicted or entered a plea of guilty or nolo contendere to a felony or any misdemeanor involving fraud, theft or embezzlement;

(c)	failed or refused to perform his or her duties and responsibilities with the company (with an opportunity to cure);

(d)	breached a material restrictive covenant relating to non-competition, non-solicitation or confidentiality;

(e)	willfully violated any material provision of the company’s code of conduct; or

(f)	willfully engaged in conduct demonstrably and materially injurious to the company.

“Change in control” generally means:

(a)	an individual, entity or group acquires beneficial ownership of more than 25% of the total fair market value of the common stock of the company or combined voting power of the company;

(b)	the board composition is modified so less than a majority of the board pre-CIC remains in control;

(c)	the consummation of or reorganization, merger or consolidation of the company or other business combination involving the sale of all or substantially all of the assets of the company; or

(d)	a complete liquidation of the company.

“Constructive” or “good reason” termination” means:

(a)	a material adverse change in position or material diminution in duties and responsibilities;

(b)	a material reduction in base salary (excluding generally a reduction applicable to all executive officers); or

(c)	the relocation of the executive’s principal work location that increases his or her commute by 50 or more miles.

The individual employment agreement between Mr. Brock and CEIX provides for a three-year initial term of employment automatically renewed for additional one-year periods unless either party provides advance written notice within 60 days of the end of the term.

– 2019 Proxy Statement	49

EXECUTIVE COMPENSATION INFORMATION | Human Capital Management

Human Capital Management

We invest in our human capital by providing a wide range of benefits and programs that speak to our commitment to help our employees better manage their physical and financial health, as well as their work/life balance and professional development. Our annual incentive program is designed to reward all Company employees (including our senior management team) for their commitment to our values with respect to a variety of performance factors including safety, sustainability and environmental compliance. We offer a 401(k) plan that matches employee contributions, and permits a discretionary profit sharing contribution in years where the Company exhibits extraordinary performance. We also offer competitive group health benefits, prescription drug, dental and vision coverage, short and long-term disability, a Health Savings Account (HSA), group accident, critical illness, and identity theft coverage. In an effort to encourage employees to invest in their own well-being, we also offer a voluntary wellness program. Finally, we provide opportunities for professional growth and development, and offer affordable benefits and programs that meet the diverse needs of our employees and their families.

Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, promulgated by the SEC under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, we determined the ratio of the annual total compensation of Mr. Brock, our President and Chief Executive Officer, relative to the annual total compensation of our median employee.

We identified our median employee by using 2018 W-2 wages for U.S. individuals who were employed by CEIX and its affiliates on December 21, 2018, which included all of the company’s 1,774 employees.

We then determined total compensation for the median employee in the same manner as the “Total Compensation” column shown for Mr. Brock in the Summary Compensation Table on page 34.

Pay elements that were included to determine total annual compensation for the median employee were:

•	Base salary, including overtime, vacation and holiday pay;

•	Annual cash incentive;

•	401(k) matching contribution; and

•	401(k) discretionary contribution.

We determined that the 2018 annual total compensation of our median employee was $123,470 and Mr. Brock’s 2018 annual total compensation was $4,556,078. The ratio of Mr. Brock’s total annual compensation to the median employee’s total annual compensation is 36.9 –to-1. The pay ratio determination is made solely with respect to “Total Compensation” without regard to hours worked or employee duties or responsibilities.

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with the pay ratio SEC rules based on our payroll and employment records and the methodology described above.

50	– 2019 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION

Board of Directors and Its Committees

Board of Directors

The business and affairs of CEIX are managed under the direction of our Board. Our Board currently consists of six directors, who are divided into three classes with staggered terms. Under our Amended and Restated Certificate of Incorporation, Class II directors to be elected at the 2019 Annual Meeting will serve three-year terms expiring in 2022. Beginning with the 2020 annual meeting of stockholders, all directors to be elected at each annual meeting will be elected to serve one-year terms, such that by 2023, all directors will be subject to re-election annually, and the Board will no longer be classified.

We do not have a formal policy regarding directors’ attendance at our annual meetings of stockholders; however, all directors are encouraged to attend. All of CEIX’s directors attended the 2018 Annual Meeting of Stockholders, and all of the directors are expected to attend this year’s Annual Meeting.

Board Leadership Structure

Our Board currently is structured with separate Chair and Chief Executive Officer positions. Our Corporate Governance Guidelines provide that the Board will determine whether to have a joint Chair and Chief Executive Officer or separate these offices as part of the succession planning process when it elects a Chief Executive Officer or at other appropriate times. The Board believes that the most effective leadership structure for our company at this time is to have Mr. Powell serve as independent Chair and Mr. Brock to serve as Chief Executive Officer. The Board believes these separate positions can facilitate Mr. Brock’s focus on the operation of our company and implementation of our strategy and business plans, while ensuring effective oversight and focus by the Board on accountability of management, oversight and corporate governance matters.

The Board believes there is no single best leadership structure that is the most effective in all circumstances and may decide to combine the positions of Chair and Chief Executive Officer in the future, if it deems appropriate and in the best interests of our company and stockholders. In such case, our Corporate Governance Guidelines provide that, upon the recommendation of the Nominating and Corporate Governance Committee, the Board will designate an independent member of the Board to serve as Lead Director, with duties and responsibilities including acting as liaison between the Chair and the independent directors, presiding at meetings in the absence of the Chair, including executive sessions, reviewing and approving with the Chair meeting schedules and agendas and information necessary for each meeting, having authority to direct the Chief Executive Officer or Corporate Secretary to call a special meeting of the independent directors, and consulting directly with major stockholders as appropriate.

Determination of Director Independence

The New York Stock Exchange (NYSE) listing standards require a majority of our directors and each member of our Audit, Compensation and Nominating and Corporate Governance Committees to be independent. In February 2019, our Board evaluated the relevant relationships between each director or director nominee (and his or her immediate family members and affiliates) and CEIX, and affirmatively determined that each of our directors, other than Mr. Brock (who is the President and Chief Executive Officer of CEIX), had no material relationship with CEIX and is “independent” under the corporate governance rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual. Effective March 1, 2019, Sophie Bergeron, who is independent under the NYSE listing standards, replaced retiring independent director Alvin R. Carpenter on the Board. In February 2019, the Board also determined that each member of the Audit Committee meets the independence standards required for audit committee members under the NYSE listing standards and the SEC rules, and considered the additional factors under the NYSE rules relating to members of the Compensation Committee before determining that each of them is independent.

– 2019 Proxy Statement	51

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

Membership and Meetings of the Board of Directors and its Committees

In 2018, each of the incumbent directors attended at least 88% of:

•	the meetings held by our Board; and

•	the meetings held by all Board committees on which he or she served.

Committee membership as of March 11, 2019, and the number of meetings held during 2018 by each committee, are shown in the following table:

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health, Safety and Environmental Committee
William P. Powell	Chair	●	●		●
Sophie Bergeron	●			●	Chair
James A. Brock	●				●
John T. Mills	●	Chair	●		●
Joseph P. Platt	●		Chair	●	●
Edwin S. Roberson	●	●		Chair	●
No. of 2018 Meetings	8	9	5	4	4

Board Skills and Experience

The Nominating and Corporate Governance Committee seeks to cultivate a Board with the appropriate skill sets and diversity of experiences to discharge its responsibilities effectively. Each director possesses a unique background and, in the aggregate, we believe the Board encompasses the skills and experiences deemed important to effectively oversee our business.

This table below summarizes some of the key skills and experiences that the Nominating and Corporate Governance Committee currently believes should be represented on the Board, as well as the number of directors who possess each skill.

52	– 2019 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

Board’s Role in Risk Management

THE BOARD

•  Assesses major risks facing CEIX and reviews options for risk mitigation with the assistance of the various committees; and

•  Monitors risks that have been delegated to a particular committee through reports provided by the respective committee chairs at each regularly-scheduled Board meeting.

Audit Committee

•  Assists the Board in its general oversight of, among other things, CEIX’s policies related to risk assessment and risk management and information technology security and risks;

•  Reviews and assesses the quality and integrity of our financial statements and public reporting, as well as compliance with legal and regulatory requirements; and

•  Reviews the performance and independence of our independent auditors and the performance of our internal audit function.

Nominating and Corporate Governance Committee

•  Oversees review of governance-related risks of CEIX;

•  Addresses governance associated with our Board structure by reviewing, among other matters, how the Board and the committees of the Board function; and

•  Ensures that our Board is composed of capable individuals who provide appropriate oversight and insight to our executive management team in light of CEIX’s business.

Health, Safety and Environmental Committee

•  Oversees CEIX’s monitoring and enforcement of its policies to protect the health and safety of employees, contractors, customers, the public and the environment, and reviews with management the quality of procedures for identifying, assessing, monitoring and managing the principal risks in CEIX’s business associated with health, safety, protection of the environment and security matters; and

•  Reviews material compliance issues with health, safety and environmental laws, and material pending or threatened administrative, regulatory or judicial proceedings regarding health, safety, environmental or security matters and management’s response to the foregoing.

Compensation Committee

•  Reviews and comments on our succession planning; and

•  Oversees risk assessment in connection with our compensation programs, including assessing whether our compensation policies and practices may incentivize excessive risk-taking.

MANAGEMENT

•  Responsible for the management and assessment of risk at CEIX and its subsidiaries;

•  Identifies, communicates and discusses the risks affecting CEIX, its subsidiaries and our business through regular presentations to the Board and appropriate committees (as determined by the subject matter of the particular risk); and

•  In 2018, performed a comprehensive risk analysis of the material risks that could affect CEIX and communicated those results to the full Board.

– 2019 Proxy Statement	53

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

Committees of the Board of Directors

Our Board has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Health, Safety and Environmental. Our committees regularly make recommendations and report on their activities to the entire Board. All members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are independent under the current listing standards of the NYSE and other applicable regulatory requirements, as described above under “Determination of Director Independence”. Our Board, considering the recommendations of our Nominating and Corporate Governance Committee, reviews committee membership at least annually. The responsibilities of each of the four committees are summarized below.

Audit Committee Three Independent Director Members

•  Assists our Board in its oversight of, among other things, the integrity of CEIX’s financial statements, CEIX’s compliance with legal and regulatory requirements, CEIX’s risk management policies and practices, and CEIX’s information technology security and risks;

•  Oversees the appointment, compensation, and retention of CEIX’s independent auditor, and oversees the work done by CEIX’s independent auditor and any other registered public accounting firm hired to perform audit-related functions;

•  Reviews and discusses with CEIX’s management and its independent auditor annual and quarterly financial statements, including those disclosures that appear under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in CEIX’s Form 10-Ks and Form 10-Qs;

•  Provides general oversight over the accounting principles employed in CEIX’s financial reporting and the effectiveness of CEIX’s internal controls over financial reporting;

•  Prepares any required Audit Committee Report; and

•  Oversees CEIX’s internal audit function.

Our Board has determined that all members of the Audit Committee are financially literate within the meaning of SEC rules and under the current listing standards of the NYSE. Our Board has also determined that each of the members of the Audit Committee qualify as an “audit committee financial expert.” A copy of the Audit Committee’s report for the 2018 fiscal year is included in this Proxy Statement.

Compensation Committee Three Independent Director Members

•  Establishes and reviews CEIX’s compensation philosophies, policies, plans and programs, consistent with CEIX’s objectives and stockholder interests, for our non-employee directors and executive officers;

•  Reviews executive officer compensation against peer group benchmark data and sets compensation levels for executive officers;

•  Reviews the performance of our executive officers and awards incentive compensation;

•  Reviews and discusses with management the Compensation Discussion and Analysis required to be included in our proxy statement;

•  Oversees CEIX’s policies on structuring compensation programs for executive officers;

•  Reviews and monitors our management development and succession plans and activities;

•  Engages and oversees the outside compensation consultant;

•  Reviews and oversees the risk assessment related to CEIX’s compensation programs; and

•  Prepares the Compensation Committee Report.

54	– 2019 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

Our Compensation Committee’s charter generally permits it to delegate its authority, duties and responsibilities or functions to one or more members of the Compensation Committee or to CEIX’s officers, except where otherwise prohibited by law or applicable listing standards. The terms of our Omnibus Performance Incentive Plan (the “Omnibus Plan”) also permit our Compensation Committee to delegate any power and authority granted to it by the Board under the Omnibus Plan to our officers.

Our Compensation Committee periodically reviews the compensation paid to our non-employee directors and the principles upon which their compensation is determined. The Compensation Committee also periodically reports to the Board on how our non-employee director compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.

For additional information regarding the Compensation Committee’s processes and procedures for reviewing and determining executive officer compensation, see “Compensation Discussion and Analysis” beginning on page 20.

Nominating and Corporate Governance Committee Three Independent Director Members

•  Identifies qualified individuals for nomination, election or appointment to the Board;

•  Ensures appropriate Board and committee composition, and recommends appropriate Board structure and operations;

•  Oversees and assesses CEIX’s corporate governance system, including the responsibilities of Board members and committees, and related policies and procedures;

•  Oversees annual evaluation of the Board, committees and management;

•  Recommends each director nominee to our Board for nomination for election at the annual meetings, taking into account candidates whose names are submitted by stockholders; and

•  Annually reviews CEIX’s Corporate Governance Guidelines.

Director Nomination Process. The Nominating and Corporate Governance Committee annually reviews and assesses the Board’s membership needs, with the assistance of a consultant when appropriate. When assessing Board composition or identifying suitable candidates for appointment or re-election to the Board, the Nominating and Corporate Governance Committee will consider candidates based on the needs of the Board at the time, having due regard to the benefits of diversity. The Nominating and Corporate Governance Committee seeks to maintain a Board that is comprised of individuals who possess the following skills, experience and/or attributes:

•	general industry knowledge;

•	accounting and finance;

•	ability to make sound business decisions;

•	management;

•	leadership;

•	knowledge of international markets;

•	business strategy;

•	crisis management;

•	corporate governance;

•	prior board experience;

•	diversity; and

•	risk management.

The Nominating and Corporate Governance Committee seeks to identify director candidates with leadership experience in positions with a high degree of responsibility. Director nominees are expected to be selected based upon contributions that they can make to CEIX.

– 2019 Proxy Statement	55

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, although a formal policy has not been adopted with respect to consideration of such candidates because stockholder recommendations may be submitted and considered by the Nominating and Corporate Governance Committee under its charter. Director candidates recommended by stockholders will be evaluated by the Nominating and Corporate Governance Committee using the same criteria as candidates identified by the Board or the Nominating and Corporate Governance Committee for consideration. Stockholders may submit names of director candidates to Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317, and should follow the procedure set forth in the Company’s bylaws. See “Additional Matters” on page 65 for more information on making director nominations.

Board Diversity and Inclusion. The Board has adopted a policy regarding the diversity of its members, which is included in our Corporate Governance Guidelines. CEIX believes in diversity and values the benefits diversity can bring to its Board and to the Company. For the purposes of Board composition, diversity includes, but is not limited to, business experience, geography, age, gender and ethnicity. Board diversity promotes the inclusion of different perspectives and ideas, and ensures that the company has the opportunity to benefit from all available talent. The promotion of a diverse Board makes prudent business sense and makes for better corporate governance.

CEIX seeks to maintain a Board comprised of talented and dedicated directors with a diverse mix of expertise, experience, skills and background. The skills and backgrounded collectively represented on the Board should reflect the diverse nature of the business environment in which CEIX operates. CEIX will periodically assess the composition of the Board in light of the needs of the Board at the time, including the extent to which the current composition of the Board reflects a diverse mix knowledge, experience, skills and backgrounds.

CEIX is committed to a Board composition within a diverse and inclusive culture, which solicits multiple perspectives and views and is free of conscious or unconscious bias and discrimination.

Process for Board Assessment and Future Candidates. Set forth below is a summary of the process the Nominating and Corporate Governance Committee and Board intend to use in reviewing Board needs and future candidates.

Health, Safety and Environmental Committee Six Director Members (Five Independent)

•  Oversees CEIX’s monitoring and enforcement of its policies to protect the health and safety of employees, contractors, customers, the public and the environment;

•  Reviews CEIX’s strategy, including objectives and policies, relative to the protection of the safety and health of employees, contractors, customers and the public and the environment;

•  Reviews material compliance issues or pending or threatened proceedings regarding health, safety or environmental matters, and management’s response to the same;

•  Reviews any significant health, safety and environmental public policy and legislative, political and social issues and trends; and

•  Reviews CEIX’s policies and procedures relative to potential employee strikes and/or terrorist activity and the protection of CEIX’s assets against damage, destruction and/or theft.

56	– 2019 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Director Compensation Table – 2018

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of CEIX at any time. During the last completed fiscal year, no CEIX executive officer served as a member of the compensation committee or on the board of directors of any company at which a member of CEIX’s Compensation Committee or Board of Directors served as an executive officer.

Corporate Governance Web Page and Available Documents

We maintain a corporate governance page on our website at www.consolenergy.com. The following documents are currently included on the corporate governance page of our website:

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Related Person Transaction Policy and Procedures;

•	Charters of the Audit, Nominating and Corporate Governance, Compensation, and Health, Safety and Environmental Committees; and

•	Human Rights Policy.

These documents address important principles and corporate governance processes. In addition, our first stand-alone Corporate Sustainability Report was published in February 2019 and is also available on our website.

We will provide a printed copy of any of these documents free of charge upon request to stockholders who contact our Investor Relations department in writing at CONSOL Energy Inc., 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317.

Communication with the Board of Directors

Stockholders and other interested persons who wish to communicate with the Board may do so by writing to the Board at Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317, or by sending an e-mail to directors@consolenergy.com. The Secretary will relay all such communications to the Board in its entirety or to individual directors (as appropriate) at the next regularly scheduled Board meeting (or earlier as necessary) except for spam, junk mail, mass mailings, solicitations, résumés, job inquiries or other matters unrelated to CEIX. Communications that are intended specifically for the independent directors should be marked “Confidential” and sent to the street address noted above, to the attention of the Independent Directors in care of the Chair of the Board. Information concerning how to communicate with the Board is also included on CEIX’s website at www.consolenergy.com.

Director Compensation Table – 2018

The following table sets forth the compensation elements of our non-employee directors for the 2018 fiscal year:

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3), (7)	All Other Compensation	Total
Alvin R. Carpenter(4)	$130,000	$150,000	—	$280,000
John T. Mills(5)	$150,000	$150,000	—	$300,000
Joseph P. Platt	$140,000	$150,000	—	$290,000
William P. Powell(6)	$207,500	$300,000	—	$507,500
Edwin S .Roberson	$137,500	$150,000	—	$287,500

(1)

While Mr. Brock, our President and Chief Executive Officer, is a member of our Board, his name does not appear in this table and his compensation is reported in the Summary Compensation Table and other sections of the Proxy Statement. In 2018, he did not receive any additional compensation in connection with his service on our Board.

(2)

This represents the cash retainer to each of our non-employee directors (including additional Committee Chair, Board Chair and Audit Committee member retainers). During 2018, Mr. Carpenter served as the Chair of our Health, Safety and Environmental Committee and was a member of our Compensation Committee; Mr. Mills served as the Chair of our Audit Committee and was a member of our Compensation Committee and Health Safety and Environmental Committee; Mr. Platt served as the Chair of our Compensation Committee and was a member of our Nominating and Corporate Governance Committee and Health, Safety and Environmental Committee; Mr. Powell served as the Chair of our Board and was a member of our Audit Committee, Nominating and Corporate Governance Committee and Health, Safety and Environmental Committee; Mr. Roberson served as the Chair of our Nominating and Corporate Governance Committee and was a member of our Audit Committee and Health, Safety and Environmental Committee.

– 2019 Proxy Statement	57

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Understanding Our Director Compensation Table

(3)

This includes the value of the 2018 annual restricted stock unit (“RSU”) award made to each of our non-employee directors on May 9, 2018. These amounts represent the aggregate grant date fair value of stock units granted in 2018 to non-employee directors computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value is computed based upon the closing price per share of CEIX stock on the date of grant. A discussion of the relevant assumptions made in the valuation of these stock awards is provided in Notes 1 and 17 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(4)	Mr. Carpenter retired from the Board effective March 1, 2019.

(5)	Mr. Mills elected to defer receipt of his RSU award for the 2018-2019 year, covering 3,431 RSUs, until his termination of service with the Board.

(6)	Mr. Powell elected to defer receipt of his RSU stock award for the 2018-2019 year, covering 6,885 RSUs, until his termination of service with the Board.

(7)	The outstanding equity awards held by our non-employee directors on December 31, 2018 are set forth below:

Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	No. of Shares or Units of Stock That Have not Vested
Alvin R. Carpenter	—	—	3,491
John T. Mills	—	—	3,491
Joseph P. Platt	—	—	3,491
William P. Powell	—	—	6,983
Edwin S. Roberson	—	—	3,491

Understanding Our Director Compensation Table

Each non-employee director is entitled to receive an annual equity award in the form of RSUs valued at $150,000 (other than the Board Chair whose RSUs are valued at $300,000) as of the close of business on the date of grant, which in 2018 was May 9, 2018. The RSU awards vest on the first anniversary of the grant date. Each non-employee director is also entitled to receive a cash Board Retainer, and if he or she serves as a Committee Chair, an Audit Committee member or the Board Chair, an additional cash retainer for his or her services as follows:

Element of Compensation	Dollar Value of Board Compensation
Chair Retainer	$200,000	(1)
Board Retainer	$120,000
Committee Chair Retainer (other than Audit & Compensation)	$10,000
Audit Committee Chair	$30,000
Compensation Committee Chair	$20,000
Audit Committee Member	$7,500

(1)	This value includes both the annual cash retainer of $120,000 and the additional $80,000 retainer paid to the Chair.

During 2018, the Compensation Committee of the Board reviewed with its independent compensation consultant the current director compensation program and concluded that (1) the mix of cash and equity compensation continues to be appropriate and consistent with broadly observed market practices, (2) the compensation levels are reasonable and in line with peer practices given the small size of the Board, and (3) the aggregate board compensation (reflecting the “total cost of governance”) is reasonably positioned as compared to the Company’s peer group members. Except as disclosed immediately below under “Deferred Compensation Plan for Non-Employee Directors”, the basic non-employee director compensation elements remain unchanged from 2017.

Deferred Compensation Plan for Non-Employee Directors

In September 2018, our Board approved a Non-Employee Director Deferred Compensation Plan, which authorizes our non-employee directors to defer all or a portion of their annual cash and/or stock compensation, effective with respect to deferrals of compensation for the 2019 calendar year. Participation in the plan is voluntary and at the election of each individual director. Amounts deferred under the plan (whether cash or equity–based) are payable in the form of deferred stock units and generally settled within thirty days of the director’s termination of service, but in no event later than the fifth anniversary of such termination date. The plan is an unfunded and unsecured liability of CEIX and any benefits paid to our non-employee directors will be paid from CEIX’s general assets.

58	– 2019 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Understanding Our Director Compensation Table

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to align the interest of our non-employee directors with those of our stockholders. The guidelines require that our non-employee directors hold CEIX common stock with a value equal to five times their annual Board cash retainer on or before the fifth anniversary of becoming a Board member. Shares counted towards the guidelines include: shares owned outright by the director or his or her immediate family members residing in the same household; shares held in trust for the benefit of the director or his or her immediate family members residing in the same household; vested shares of restricted stock; and vested deferred stock units, restricted stock units or performance share units that may only be settled in shares.

– 2019 Proxy Statement	59

BENEFICIAL OWNERSHIP OF SECURITIES

The following tables set forth information with respect to the beneficial ownership of CEIX’s common stock, as of March 11, 2019, by:

•	beneficial owners of more than 5% of CEIX’s common stock based upon information filed with the SEC; and

•	each director and each nominee for director, each named executive officer and all directors and executive officers of CEIX as a group.

The table also presents the ownership of common units of CCR held by each director and each nominee for director, each named executive officer and all directors and executive officers of CEIX as a group, as of March 11, 2019.

Amounts shown below include options that are currently exercisable or that may become exercisable within 60 days of March 11, 2019 (i.e., May 10, 2019) and the shares underlying RSUs and deferred stock units that may be settled for common stock on or before May 10, 2019. Unless otherwise indicated, the named person has the sole voting and dispositive power with respect to the shares of CEIX common stock (or CCR common units, as applicable) set forth opposite such person’s name.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	4,155,485	15.05%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	3,057,403	11.07%
azValor Asset Management, SGIIC, SA(4) Paseo de la Castellana 110 28046, Spain	3,375,277	12.23%

Name	CONSOL Energy Inc. Shares Beneficially Owned	Percent of Class(1)	CONSOL Coal Resources LP Common Units Beneficially Owned	Percent of Class(1)
Sophie Bergeron(5)	732	*	—	—
James A. Brock	68,824	*	76,551	*
David M. Khani	141,619	*	13,000	*
James J. McCaffrey	16,737	*	8,706	*
John T. Mills(6), (7)	33,242	*	25,000	*
Joseph P. Platt(6)	13,718	*	—	—
William P. Powell(8)	40,800	*	—	—
Edwin S. Roberson(6), (9)	18,705	*	6,500	*
Kurt R. Salvatori	6,852	*	3,619	*
Martha A. Wiegand	3,860	*	10,609	*
All current directors and current executive officers as a group (total of 11)	346,548	1.26%	147,691	*

*	Indicates less than 1% ownership.

(1)	As of March 11, 2019, there were 27,607,517 shares of CEIX common stock outstanding and 16,021,699 common units of CCR outstanding.

(2)

BlackRock, Inc. has sole voting power with respect to 4,097,828 shares and sole dispositive power with respect to 4,155,485 shares. The interest of iShares Core S&P Small-Cap ETF represents more than 5% of CEIX’s common stock. This information is based solely on the reporting person’s most recent Schedule 13G/A filed with the SEC on January 24, 2019, as updated for shares outstanding as of March 11, 2019.

60	– 2019 Proxy Statement

BENEFICIAL OWNERSHIP OF SECURITIES | Section 16(a) Beneficial Ownership Reporting Compliance

(3)

The Vanguard Group has sole voting power with respect to 39,392 shares, shared voting power with respect to 3,134 shares, sole dispositive power with respect to 3,016,789 shares and shared dispositive power with respect to 40,614 shares. This information is based solely on the reporting person’s most recent Schedule 13G/A filed with the SEC on February 11, 2019, as updated for shares outstanding as of March 11, 2019.

(4)

azValor Asset Management, SGIIC, SA has sole voting power and dispositive power with respect to 3,375,277 shares. This information is based solely on the reporting person’s most recent Schedule 13G filed with the SEC on October 9, 2018, as updated for shares outstanding as of March 11, 2019.

(5)	For CEIX, includes 732 unvested RSUs that vest within 60 days of March 11, 2019.

(6)	For CEIX, includes 3,491 unvested RSUs that vest within 60 days of March 11, 2019.

(7)	For CEIX, includes 18,320 vested RSUs for which Mr. Mills has elected to defer delivery.

(8)	For CEIX, includes (i) 6,983 unvested RSUs that vest within 60 days of March 11, 2019, and (ii) 27,496 vested RSUs for which Mr. Powell has elected to defer delivery.

(9)	For CEIX, includes 11,251 vested RSUs for which Mr. Roberson has elected to defer delivery.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires CEIX’s directors, executive officers and persons who beneficially own more than 10% of CEIX’s common stock to file with the SEC and deliver to CEIX initial reports of ownership and reports of changes in ownership of such registered equity securities. To our knowledge, based solely upon a review of Section 16 filings with the SEC, written representations that no other reports were required, and on CEIX’s records, we believe that during 2018, CEIX’s executive officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

– 2019 Proxy Statement	61

RELATED PERSON TRANSACTION POLICY AND PROCEDURES AND RELATED PERSON TRANSACTIONS

Our Board adopted a written Related Person Transaction Policy and Procedures providing for the review and approval or ratification of related person transactions with directors, nominees for director and executive officers and certain of their family members (the “related persons”). A copy of the policy is available on our website at www.consolenergy.com.

Under the policy, prior to entering into a potential related person transaction (which generally is a transaction in excess of $120,000 involving CEIX and a related person), the director, director nominee or executive officer must notify our Chief Financial Officer and General Counsel of the material facts regarding the transaction. If our Chief Financial Officer and General Counsel determine that the proposed transaction is in fact a related person transaction, the details of the transaction are presented to our Audit Committee (or if it is not practicable or desirable to wait until the next Audit Committee meeting, to the Chair of the Audit Committee) for approval. The Audit Committee or its Chair, as applicable, will consider all relevant facts and circumstances available, including the terms of the transaction and terms that would be available to unrelated parties, the benefits to the company, and, if the transaction involves an independent director, any impact the transaction would have on such director’s independence. The Audit Committee or its Chair, as applicable, will also inform our Nominating and Corporate Governance Committee of any related person transactions involving directors or nominees. Since the SEC’s related person rules also apply to directors’ and executive officers’ family members, as well as entities in which they may be deemed to have an indirect material interest, it is possible that related person transactions could occur without a director or executive officer being aware of them and seeking approval in accordance with the policy. When we become aware of a related person transaction that has not been previously approved, the policy provides that the details of the transaction will be presented to our Audit Committee or its Chair, as applicable, for ratification or other action. Our Audit Committee also reviews, on an annual basis, ongoing related person transactions having a remaining term of more than six months or that are in excess of $120,000. We also require that officers and directors complete annual director and officer questionnaires and adhere to written codes of business conduct and ethics regarding various topics, including conflicts of interest, the receipt of gifts, service in outside organizations, political activity and corporate opportunities. Officers and directors must certify compliance with these codes in writing each year.

No reportable transactions existed during 2018, and there are currently no such proposed transactions, except as described below.

Relationship with CONSOL Coal Resources LP (CCR)

We are the sponsor of CONSOL Coal Resources LP (NYSE: CCR) and as of January 2019, we owned approximately 61% of the limited partnership interests in CCR and a 1.7% general partner interest in CCR through our wholly owned indirect subsidiary CONSOL Coal Resources GP, LLC (the “General Partner”).

The General Partner manages CCR’s operations and activities through its officers and directors. Messrs. Brock, Khani and Rothka and Ms. Wiegand serve as executive officers of both CEIX and the General Partner. In addition, Messrs. Brock, Khani and Salvatori, and Ms. Lackovic (an employee of CEIX), serve as directors of the General Partner.

•

Partnership Agreement and Distributions. Our relationship with CCR is governed under the terms of CCR’s Third Amended and Restated Partnership Agreement. Under the terms of the partnership agreement, CCR makes quarterly cash distributions to its unitholders, including us as the holder of approximately 61% of the limited partnership units and 1.7% of the general partnership units (as of January 2019). If distributions exceed the minimum quarterly distribution and other higher target distribution levels, CEIX is entitled to increasing percentages of the distributions, up to 48% of the distributions above the highest target distribution level. During 2018, CCR distributed approximately $34.1 million with respect to the limited partnership interests that we hold and approximately $1.0 million with respect to the general partner interest (including incentive distribution rights). Assuming CCR generates sufficient distributable cash flow to support the payment of the full minimum quarterly distribution on all of its outstanding units for four quarters, the General Partner would receive an annual

62	– 2019 Proxy Statement

RELATED PERSON TRANSACTION POLICY AND PROCEDURES AND RELATED PERSON TRANSACTIONS | Relationship with CONSOL Coal Resources LP (CCR)

distribution of approximately $1.0 million on the 1.7% general partner interest, and we would receive an annual distribution of approximately $34.4 million on our common units and subordinated units.

•

Omnibus Agreement. CCR, the General Partner, CEIX and certain of CEIX’s subsidiaries are party to a First Amended and Restated Omnibus Agreement, as amended, that address the following matters: (1) CCR’s payment to CEIX of an annual administrative support fee for the provision of certain administrative support services by CEIX and its affiliates; (2) CCR’s payment of an annual executive support fee the provision of certain executive support services by CEIX and its affiliates; (3) CCR’s obligation to reimburse CEIX for the provision of certain management, operating, and investor relation services by it and its affiliates; (4) CCR’s obligation to reimburse CEIX for all other direct or allocated costs and expenses incurred by us in providing general and administrative services (which reimbursement is in addition to certain expenses of the General Partner and its affiliates that are reimbursed under the partnership agreement); and (5) certain indemnities from CEIX and CCR. In 2018, the total amount of fees and reimbursed expenses paid by CCR to CEIX under this agreement was approximately $11.2 million. So long as CEIX controls the General Partner, the omnibus agreement will remain in full force and effect. If CEIX ceases to control the General Partner, the omnibus agreement may be terminated, provided that the indemnification obligations will survive any such termination in accordance with their terms.

•

Other Agreements. CEIX and/or its subsidiaries have entered into commercial and other agreements with CCR and/or its subsidiaries. Descriptions of the nature of these agreements and the approximate amounts paid under these agreements in 2018 are provided below. Please refer to the Form 10-K filed by CCR for the year ended December 31, 2018 for more information about these agreements.

•

Operating Agreement with CCR Relating to the Pennsylvania Mining Complex. Under this agreement, CONSOL Thermal Holdings LLC (a wholly owned subsidiary of CCR) serves as the operator and assumes the management control over the day-to-day operations of the Pennsylvania Mining Complex for the life of the mines. The total amount invoiced under this agreement by CONSOL Thermal to subsidiaries of CEIX in 2018 was approximately $462.6 million.

•

Affiliated Company Credit Agreement with CCR. This agreement provides for a revolving credit facility in an aggregate principal amount of up to $275 million to be provided by CEIX, as lender, to CCR and its subsidiaries as borrowers. CCR’s obligations under this credit agreement are guaranteed by CCR’s subsidiaries and secured by substantially all of the assets of CCR and its subsidiaries. Loans extended under this credit agreement bear interest at a rate as determined by the total net leverage ratio at the time interest is charged. As of December 31, 2018, CCR had $163 million of borrowings outstanding under this credit agreement which accrued interest at an average rate of 3.97% during fiscal year 2018. During 2018, CCR made $108 million in principal payments and $7 million in interest payments under this credit agreement.

•

Employee Services Agreement. Under the employee services agreement, CONSOL Pennsylvania Coal Company LLC (“CPCC”), a wholly owned subsidiary of CEIX, subject to CCR management, direction and control, provides personnel to mine and process coal from the Pennsylvania Mining Complex and performs the operational services that CCR is charged with providing under the operating agreement described above. CCR reimbursed approximately $64.6 million to CPCC under this agreement for 2018.

•

Contract Agency Agreement. Under the contract agency agreement, CONSOL Energy Sales Company ("CES"), a wholly owned subsidiary of CEIX, at CCR’s direction and subject to CCR’s control, acts as agent to market and sell the coal produced from the Pennsylvania Mining Complex and administers CCR’s existing coal purchase and sale contracts, including any extensions or renewals thereof, and any new coal purchase and sale contracts for the sale of coal produced from the Pennsylvania Mining Complex. CES will cause all revenues under these coal purchase and sale contracts to be deposited directly into CCR’s account. All costs related to these activities are included within the Omnibus Agreement.

•

Terminal and Throughput Agreement. Under the terminal and throughput agreement, CCR has the option to transport or to cause to be transported through the CONSOL Marine Terminal, up to five million tons of coal each calendar year for a terminal fee of $4 per ton of coal transported through the CONSOL Marine Terminal, plus certain standard fees for long-term or excess storage of coal at the Baltimore Marine Terminal, re-handling services at the Baltimore Marine Terminal (if CCR elects such services) and certain fees related to the docking and undocking of vessels at the Baltimore Marine Terminal. Under this agreement, a subsidiary of CCR paid to a subsidiary of CEIX $4.3 million in 2018.

– 2019 Proxy Statement	63

SECURITIES AUTHORIZED FOR ISSUANCE UNDER THE CONSOL ENERGY INC. EQUITY COMPENSATION PLAN

The following table summarizes CEIX’s equity compensation plan information as of December 31, 2018.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders as of December 31, 2018	1,009,591	(1)	$—	1,199,186
Equity compensation plans not approved by security holders	—		—	—
Total	1,009,591	(1)	$—	1,199,186

(1)

Of this total, 424,496 shares are subject to outstanding RSUs, 58,607 shares are subject to outstanding deferred stock units and 526,488 shares are subject to outstanding PSUs (assuming maximum payout in each case).

64	– 2019 Proxy Statement

ADDITIONAL MATTERS

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

Any proposal submitted by a stockholder for inclusion in the proxy statement and form of proxy for the 2020 annual meeting must (a) conform to the requirements of Rule 14a-8 promulgated under the Exchange Act and (b) be received by the Secretary of CEIX at our principal executive office no later than November 28, 2019. Any such proposal should be addressed to Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317. Please see additional information below regarding the content of proposals.

CEIX’s bylaws require that all stockholder matters to be submitted for consideration at the 2020 annual meeting, but not included in CEIX’s proxy statement, including any stockholder proposal not submitted under Rule 14a-8 or any director nomination, be received by the Secretary of CEIX by written notice no later than the close of business on February 8, 2020, and no earlier than the close of business on January 9, 2020, together with certain information specified in the bylaws.

If the date of the 2020 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2019 Annual Meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by CEIX.

General Information Regarding the Requirements for Stockholder Nominations of Directors

Any stockholder desiring to nominate an individual for election as a director of CEIX must follow the process described above and submit to the Secretary the information required by Sections 2.9 and 2.10 of the bylaws (a copy of which will be provided to any stockholder upon written request to the Secretary), including, but not limited to, (i) the proposing person’s notice, (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made, and (iii) a written representation and agreement of the nominee in the form provided by the Secretary upon written request.

In addition, CEIX may require the stockholder to provide such further information as it may reasonably request.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address and the same last name by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. CEIX and some brokers household proxy materials, delivering a single copy of the Internet Notice (or proxy statement and annual report) to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or CEIX that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or CEIX if holding registered shares. CEIX will deliver promptly upon written or oral request a separate copy of the Internet Notice (or annual report or proxy statement), as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. To request householding, stockholders should notify their broker or CEIX. Requests to CEIX should be addressed to the Investor Relations department of CONSOL Energy Inc., 1000 CONSOL Energy Drive, Suite 100, Canonsburg, Pennsylvania 15317, or may be made by calling CEIX at (724) 416-8300:

– 2019 Proxy Statement	65

ADDITIONAL MATTERS

•	to receive a separate copy of the Internet Notice (or the annual report and proxy statement) for this meeting;

•	to receive separate copies of those materials for future meetings; or

•	if stockholders sharing an address wish to request delivery of a single copy of the Internet Notice (or annual report and proxy statement) if now receiving multiple copies of such materials.

Other

The Board knows of no other proposals that may properly be presented for consideration at the Annual Meeting but, if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.

By the Order of the Board of

Directors of CONSOL Energy Inc.

66	– 2019 Proxy Statement

APPENDIX A

Reconciliation of Non-GAAP Measures

Our management team uses a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability, and include financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). The metrics include: (i) coal production, sales volumes and average revenue per ton; (ii) cost of coal sold, a non-GAAP financial measure; (iii) cash cost of coal sold, a non-GAAP financial measure; (iv) average cash margin per ton sold, an operating ratio derived from non-GAAP financial measures, and (v) average operating margin per ton sold, an operating ratio derived from non-GAAP financial measures.

Cost of coal sold, cash cost of coal sold, average cash margin per ton sold, and average operating margin per ton sold normalize the volatility contained within comparable GAAP measures by adjusting certain non-operating or non-cash transactions. Each of these non-GAAP metrics are used as supplemental financial measures by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	our operating performance as compared to the operating performance of other companies in the coal industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow;

•	our ability to incur and service debt and fund capital expenditures;

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities; and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

In addition, management believes that the non-GAAP measures of free cash flow and free cash flow net to CEIX stockholders are meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CEIX’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Non-GAAP financial measures should not be considered an alternative to total costs, net income, operating cash flow, or any other measure of financial performance or liquidity presented in accordance with GAAP. These measures exclude some, but not all, items that affect net income or net cash, and these measures and the way we calculate them may vary from those of other companies. As a result, the items presented below may not be comparable to similarly titled measures of other companies.

This Proxy Statements contains references to certain non-GAAP measures, including in the CD&A section discussing the targets under the 2018 STIC program. The non-GAAP measures discussed in this Proxy Statement and their definitions are provided below.

•

Average Operating Margin Per Ton Sold. Average operating margin per ton sold is defined as the average revenue per ton sold net of average direct operating cost of coal sold per ton. The GAAP measure that is most directly comparable to average operating margin per ton sold is total coal revenue. Our average direct operating cost of coal sold per ton represents our direct operating costs of coal sold divided by the tons of coal we sold. We define direct operating cost of coal sold as production costs directly related to produced tons sold. The direct operating cost of coal sold per ton includes items such as labor and related expense, operating supplies, maintenance expense, contractor costs, utility expenses, and depreciation, depletion and amortization costs. Our direct operating costs exclude indirect costs such as royalty and production taxes, administrative overhead expense, selling, general and administrative costs, freight expenses, interest expenses and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to direct operating cost of coal sold is total costs.

– 2019 Proxy Statement	A-1

APPENDIX A

•

Average Cash Margin Per Ton Sold. We define average cash margin per ton sold as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure that is most directly comparable to average cash margin per ton sold is total coal revenue. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sold. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs. Our costs exclude any indirect costs such as selling, general and administrative costs, freight expenses, interest expenses and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cash cost of coal sold is total costs. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets.

•

Free Cash Flow. Free cash flow is defined as net cash provided by operations less capital expenditures plus proceeds from the sale of non-core assets. The GAAP measure most directly comparable to free cash flow is net cash provided by operations.

•

Free Cash Flow Net to CEIX Stockholders. Free cash flow net to CEIX stockholders is defined as net cash provided by operations less capital expenditures plus proceeds from the sale of non-core assets less distributions paid to noncontrolling CONSOL Coal Resources LP unitholders. The GAAP measure most directly comparable to free cash flow net to CEIX stockholders is net cash provided by operations.

The reconciliation of each these non-GAAP measures to its closest GAAP measure follows immediately below.

AVERAGE OPERATING MARGIN PER TON SOLD

The following table presents a reconciliation of average operating margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, for the period indicated (in thousands, except for per ton information).

Year Ended December 31,
2018
Total Coal Revenue	$1,364,292
Total Costs and Expenses	1,344,402
Freight Expense	(43,572)
Selling, General and Administrative Costs	(65,346)
Loss on Debt Extinguishment	(3,922)
Interest Expense, net	(83,848)
Other Costs (Non-Production)	(135,081)
Depreciation, Depletion and Amortization (Non-Production)	(30,961)

Cost of Coal Sold	981,672
Indirect Operating Cost of Coal Sold	(135,092)

Direct Operating Costs of Coal Sold	846,580

Operating Margin	517,712
Total Tons Sold	27,682
Average Revenue per Ton Sold	$49.28
Average Direct Operating Costs of Coal Sold per Ton	30.68

Average Operating Margin per Ton Sold	$18.60

A-2	– 2019 Proxy Statement

APPENDIX A

AVERAGE CASH MARGIN PER TON SOLD

The following table presents a reconciliation of average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, for each of the periods indicated (in thousands, except for per ton information).

	Years Ended December 31,
	2018	2017
Total Coal Revenue	$1,364,292	$1,187,654
Operating and Other Costs	946,450	886,709
Less: Other Costs (Non-Production)	(135,081)	(129,620)

Cash Cost of Coal Sold	811,369	757,089
Add: Depreciation, Depletion and Amortization	201,264	172,002
Less: Depreciation, Depletion and Amortization (Non-Production)	(30,961)	(15,001)

Cost of Coal Sold	$ 981,672	$ 914,090

Total Tons Sold	27,682	26,091
Average Revenue Per Ton Sold	$ 49.28	$ 45.52
Average Cash Cost Per Ton Sold	29.29	29.02
Depreciation, Depletion and Amortization Costs Per Ton Sold	6.17	6.01

Average Cost Per Ton Sold	35.46	35.03

Average Margin Per Ton Sold	13.82	10.49
Add: Depreciation, Depletion and Amortization Costs Per Ton Sold	6.17	6.01

Average Cash Margin Per Ton Sold	$ 19.99	$ 16.50

FREE CASH FLOW & FREE CASH FLOW NET TO CEIX STOCKHOLDERS

The following table presents a reconciliation of free cash flow and free cash flow net to CEIX stockholders to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis for the period indicated (in thousands).

Year Ended December 31, 2018
Net Cash Provided by Operations	$413,525
Capital Expenditures	(145,749)
Proceeds from Sales of Assets	2,103

Free Cash Flow	$269,879
Distributions to Noncontrolling Interest	(22,265)

Free Cash Flow Net to CEIX Stockholders	$247,614

– 2019 Proxy Statement	A-3

CONSOL ENERGY

FUEL THE WORLD FOR A BETTER TOMORROW

2018
CORPORATE SUSTAINABILITY REPORT

For more information visit www.consolenergy.com/responsibility.

000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00am, Eastern Time, on May 08, 2019. Online Go to www.envisionreports.com/CEIX or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CEIX qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Class II Directors: + For Withhold For Withhold 01 - Joseph P. Platt 02 - Edwin S. Roberson For Against Abstain For Against Abstain 2. Ratification of Appointment of Ernst & Young LLP as CONSOL 3. Approval, on an Advisory Basis, of Compensation Paid to Energy Inc.’s Independent Registered Public Accounting Firm CONSOL Energy Inc.’s Named Executive Officers in 2018. for the Year Ending December 31, 2019. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 22CV 414123 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/CEIX YOUR VOTE IS IMPORTANT Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Annual Meeting. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CEIX qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — CONSOL Energy Inc. + PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2019 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned herby appoints James A. Brock, Kurt R. Salvatori and Martha A. Wiegand, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares, on all matters designated on the reverse side or otherwise properly presented at the Annual Meeting of Stockholders of CONSOL Energy Inc., as the undersigned may be entitled to vote at the Annual Meeting of Stockholders of CONSOL Energy Inc. to be held on May 8, 2019 at 8 a.m., Eastern Time, at the Hyatt Regency Pittsburg International Airport, Earhart Room (CD), 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, and any postponement of adjournment thereof, with all powers that the undersigned would posses if personally present. This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted “FOR” the election of nominees in Proposal 1, “FOR” the ratification of the appointment of Ernst & Young LLP in Proposal 2, and “FOR” the approval, on an advisory basis, of compensation paid to CONSOL Energy Inc.’s named executive officers in 2018 in Proposal 3. The proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting